                                                                    Exhibit 10.6


                            JOINT VENTURE AGREEMENT

                                  DATED AS OF

                               OCTOBER 18, 1993

                                    BETWEEN

                             TIOXIDE AMERICAS INC.

                                      AND

                            KRONOS LOUISIANA, INC.

                               TABLE OF CONTENTS

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                                                                                                   PAGE
                                                                                                   ----
                                   ARTICLE I

                                  DEFINITIONS

  1.01.  Definitions.........................................................................        1


                                  ARTICLE II

                  FORMATION AND PURPOSES OF THE JOINT VENTURE

  2.01.  Formation of the Joint Venture.......................................................       10
  2.02.  Name of the Joint Venture............................................................       10
  2.03.  Purpose of the Joint Venture.........................................................       10
  2.04.  Place of Business of the Joint Venture...............................................       10
  2.05.  Duration of the Joint Venture........................................................       10
  2.06.  Title to Joint Venture Property......................................................       11
  2.07.  Filing of Certificates...............................................................       11
  2.08.  Registered Office; Registered Agent..................................................       11
  2.09.  Reliance by Third Parties............................................................       11


                                  ARTICLE III

                   PARTNERS; CAPITAL CONTRIBUTIONS; DEFAULTS

  3.01.  Partners.............................................................................       11
  3.02.  Additional Capital Contributions.....................................................       12
  3.03.  Defaults.............................................................................       15
  3.04.  Adjustment of Percentage Interests...................................................       21

                                  ARTICLE IV

                            TRANSFER RESTRICTIONS;
                     OFFER RIGHT; PUT OPTION; CALL OPTION

  4.01.  Transfer Restrictions................................................................       25
  4.02.  Offer Right..........................................................................       27
  4.03.  Put Option...........................................................................       31
  4.04.  Minority Call Option.................................................................       33
  4.05.  Conditions Relating to the Sale of an Interest.......................................       34
  4.06.  Exit Indemnification.................................................................       36

                                   ARTICLE V
                                  TAX MATTERS


  5.01.  Partnership for Tax Purposes.........................................................       37
  5.02.  Tax Matters..........................................................................       37


                                  ARTICLE VI

                         DISTRIBUTIONS; CAPITAL CALLS

  6.01.  Distributions........................................................................       39
  6.02.  Amounts Withheld from Distributions..................................................       40
  6.03.  Capital Calls........................................................................       40


                                  ARTICLE VII

                           THE SUPERVISORY COMMITTEE

  7.01.  The Supervisory Committee............................................................       40
  7.02.  Quorum and Manner of Acting..........................................................       41
  7.03.  Time and Place of Meetings...........................................................       46
  7.04.  Regular Meetings.....................................................................       46
  7.05.  Special Meetings.....................................................................       47
  7.06.  Action by Consent....................................................................       47
  7.07.  Telephonic Meetings..................................................................       47
  7.08.  Resignation..........................................................................       47
  7.09.  Term; Vacancies; Alternates..........................................................       48

                                 ARTICLE VIII

                           MANAGEMENT OF OPERATIONS

  8.01.  General Managers.....................................................................       48
  8.02.  Business Plan........................................................................       50
  8.03.  General Managers' Reports............................................................       51


                                  ARTICLE IX

                                   EMPLOYEES

  9.01.  Principal Officers...................................................................       51
  9.02.  Nomination, Confirmation, Term of Office and Remuneration............................       51
  9.03.  Subordinate Officers.................................................................       52
  9.04.  Removal..............................................................................       52
  9.05.  Resignations.........................................................................       52
  9.06.  Powers and Duties....................................................................       52

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                                                                                                    PAGE
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
   9.07.  Tioxide Observers....................................................................       52
   9.08.  Transferred Employees................................................................       52
   9.09.  Limitations on Hiring................................................................       53


                                   ARTICLE X

                                  ACCOUNTING

   10.01.  Auditors and Financial Statements...................................................       54
   10.02.  Fiscal Year.........................................................................       54


                                  ARTICLE XI

                                INDEMNIFICATION

   11.01.  Employee Indemnification............................................................       54
   11.02.  Partner Indemnification.............................................................       56


                                  ARTICLE XII

                           COVENANTS OF THE PARTNERS

   12.01.  Nature of Obligations Between Partners..............................................       56
   12.02.  Confidentiality.....................................................................       56
   12.03.  Debt................................................................................       58
   12.04.  Negative Pledge.....................................................................       59
   12.05.  Consolidations, Mergers and Sales of Assets.........................................       60
   12.06.  Restriction on Other Businesses.....................................................       60


                                 ARTICLE XIII

                          TERMINATION AND LIQUIDATION

   13.01.  Term................................................................................       60
   13.02.  Liquidating Event...................................................................       60
   13.03.  Resignation and Withdrawal..........................................................       60
   13.04.  Bankruptcy..........................................................................       61
   13.05.  Winding Up..........................................................................       61
   13.06.  Discretion of the Liquidator........................................................       61
   13.07.  Rights of Partners..................................................................       62


                                  ARTICLE XIV

                              DISPUTE RESOLUTION

     14.01.  Arbitration...........................................................................     62
     14.02.  Injunctive Relief.....................................................................     63


                                  ARTICLE XV

                                 MISCELLANEOUS

     15.01.  Notices.............................................................................       64
     15.02.  Survival............................................................................       65
     15.03.  Amendments; No Waivers..............................................................       65
     15.04.  Expenses............................................................................       66
     15.05.  Successors and Assigns..............................................................       66
     15.06.  Headings............................................................................       67
     15.07.  Governing Law; Entire Agreement.....................................................       67
     15.08.  Counterparts; Effectiveness.........................................................       67
     15.09.  Severability........................................................................       67
     15.10.  Further Assurances..................................................................       67

                            EXHIBITS AND SCHEDULES

     Exhibit 1:       Form of Assumption Agreement
     Exhibit 2:       Form of Selling Partner's First Notice
     Exhibit 3:       Form of Exiting Partner's Indemnity

                            JOINT VENTURE AGREEMENT


      AGREEMENT dated as of October 18, 1993 between TIOXIDE AMERICAS INC., a Delaware corporation (the "TIOXIDE PARTNER"), and KRONOS LOUISIANA, INC., a Delaware corporation (the "KRONOS PARTNER").


                             W I T N E S S E T H:


      WHEREAS, the Kronos Partner conducts a business which manufactures titanium dioxide pigment using a chloride process at its plant located in Lake Charles, Louisiana (the "PLANT");

      WHEREAS, the Tioxide Partner and the Kronos Partner have entered into a Formation Agreement (as hereinafter defined) pursuant to which they have agreed to form a joint venture, organized as a limited partnership under the laws of Delaware; and

      WHEREAS, the Joint Venture will own and operate the Plant for the benefit of the Partners.

      NOW, THEREFORE, the parties hereto agree to enter into an agreement of limited partnership as follows:


                                   ARTICLE I

                                  DEFINITIONS


      1.01. Definitions. (a) As used herein, the following terms have the following meanings:

      "AAA" means the American Arbitration Association.

      "AFFILIATE" means, with respect to any Person at any time, any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person at such time. For the purposes of this definition, "control" (including, with correlative meanings, "controlling", "controlled by" and "under common control with"), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. The Joint Venture shall not be deemed an Affiliate of either Partner.

      "ASSUMPTION AGREEMENT" means each Assumption Agreement executed pursuant to Section 3.04(f) between the Non-Defaulting Partner and the Defaulting Partner, each such agreement to be substantially in the form of Exhibit 1 hereto.

      "BANK DEFAULT" means with (i) with respect to the Tioxide Partner, a Tioxide Bank Default, and (ii) with respect to the Kronos Partner, a Kronos Bank Default.

      "CLASS I DEFAULT" means (i) with respect to the Tioxide Partner, a Tioxide Class I Default, and (ii) with respect to the Kronos Partner, a Kronos Class I Default.

      "CLOSING" means the Closing under the Formation Agreement.

      "CLOSING DATE" means the date of the Closing.

      "CODE" means the Internal Revenue Code of 1986, as amended, and any reference to a section of the Code shall include any successor section or provision of the Code.

      "CONVERTIBLE LOAN" means a loan to the Joint Venture made by a Non-Defaulting Partner pursuant to Section 3.03 to cure a Default, which loan shall
(A) accrue interest quarterly on the unpaid principal amount of such Convertible Loan and on any previously accrued interest at a floating rate per annum equal to the highest rate of interest then applicable to loans (whether Tranche A or Tranche B Loans) outstanding during such quarter under the Credit Agreement, or, in the event that no such loans are outstanding, the rate announced from time to time by Citibank, N.A. as its base rate, (B) have a maturity of not less than one year from the date of issue (the specific maturity date to be established by the Non-Defaulting Partner); provided, however, that such maturity shall be extended automatically for successive 180-day periods if such extension is necessary to avoid a default under any Debt of the Joint Venture, (C) be subordinated to all Obligations under the Credit Agreement and (D) solely as to principal (and not accrued interest) be convertible into an increased Percentage Interest in the Joint Venture in accordance with Section 3.04 (with all interest thereon waived upon such conversion) upon 21 days' prior written notice by the Non-Defaulting Partner to the Joint Venture and the Defaulting Partner. At the option of the Joint Venture, subject to the Credit Agreement, the Joint Venture may pay all or any portion of any interest payment in cash rather than permit it to continue to accrue.

      "CREDIT AGREEMENT" means the Credit Agreement dated as of the date hereof among the Joint Venture, the lenders listed therein and Citibank, N.A., as Agent, as the same may be amended, modified, supplemented or refinanced from time to time.

      "DEBT" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and
(vi) all Debt of others guaranteed by such Person.

      "DEFAULT" means (i) with respect to the Tioxide Partner, a Tioxide Class I Default, a Tioxide Bank Default or a Tioxide Class II Default, and (ii) with respect to the Kronos Partner, a Kronos Class I Default, a Kronos Bank Default or a Kronos Class II Default.

      "FAIR MARKET VALUE" means, as of any determination time, (i) with respect to the Joint Venture as a whole, the cash price at which a willing seller under no compulsion to sell would sell, and a willing buyer under no compulsion to purchase would purchase, 100% of the Percentage Interests in the Joint Venture (subject to all Debt, liabilities and other obligations of the Joint Venture outstanding at such time), and (ii) with respect to the Percent age Interest of either Partner in the Joint Venture, the product of (x) the Fair Market Value of the Joint Venture at such time determined in accordance with clause (i) above and (y) the Percentage Interest in the Joint Venture represented by the Percentage Interest being valued. In the event that as of the date of any determination of Fair Market Value, a Permitted Expansion has begun but there has been no adjustment of the Percentage Interests pursuant to Section 3.04(c), Fair Market Value shall include assets added by the Permitted Expansion only to the extent that the Partners shall have agreed to value them according to procedures established at the time of the initiation of the Permitted Expansion.

      "FIXED OPERATING COSTS" has the meaning ascribed to such term in the Offtake Agreements.

      "FORMATION AGREEMENT" means the Formation Agreement dated October 18, 1993 among the Kronos Partner, the Tioxide Partner and the Joint Venture.

      "GAAP" means accounting principles generally accepted in the United States.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

      "HSR AUTHORITIES" means the Federal Trade Commission and the Anti trust Division of the Department of Justice.

      "HSR FILING DATE" means, with respect to (i) Defaulting Partner under
Section 3.03, (ii) the Selling Partner under Section 4.02, (iii) the Electing Partner under Section 4.03 or (iv) the Minority Partner under Section 4.04, the date such Partner files with the HSR Authorities an HSR Report with respect to the transaction contemplated by such Section, which HSR Report complies in all material respects with the requirements of the HSR Act.

      "HSR REPORT" means a Notification and Report Form (or any successor form) required under the HSR Act to be filed with the HSR Authorities to report an acquisition of the Percentage Interest of either Partner in the Joint Venture.

      "KRONOS" means Kronos, Inc., a Delaware corporation.

      "KRONOS BANK DEFAULT" means a "Tranche B Single Tranche Event of Default" as defined in the Credit Agreement.

      "KRONOS CLASS I DEFAULT" means any failure by the Kronos Partner (i) to pay within ten (10) days after the due date amounts aggregating in excess of $100,000 in respect of the Tranche A Debt or the Tranche B Debt (including, without limitation, any interest, deferred financing cost or principal payment) required to be paid by the Kronos Partner pursuant to the Kronos Offtake Agreement or any Assumption Agreement under which it is an obligor or (ii) to pay within ten (10) days after the due date specified in an invoice or other written notice from the Joint Venture received by the Kronos Partner prior to such due date, any other amount in excess of $100,000 required to be paid by the Kronos Partner pursuant to the Kronos Offtake Agreement (including, without limitation, any payment in respect of Fixed Operating Costs or Variable Costs).

      "KRONOS CLASS II DEFAULT" means (i) any Kronos Class I Default or (ii) any material breach by the Kronos Partner of any of its obligations to the Joint Venture under this Agreement or Section 7.02(a) of the Formation Agreement, in each case, which breach involves or can be cured by the payment of money to the Joint Venture and which breach remains uncured by the Kronos Partner 10 days after the earlier of (A) agreement by the Partners with respect to the existence and amount of such breach or (B) final and non-appealable judicial or arbitrative determination of the existence and amount of such breach.

      "KRONOS GROUP" means, at any time, Kronos and each Person that is a Subsidiary of Kronos at such time.

      "KRONOS GROUP MEMBER" means, at any time, any Person included in the Kronos Group at such time.

      "KRONOS OFFTAKE AGREEMENT" means the Offtake Agreement dated as of the date hereof between the Kronos Partner and the Joint Venture.

      "LICENSE AGREEMENTS" means the License Agreements attached as Exhibits A through [X] to the Master Technology Exchange Agreement.

      "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      "MASTER TECHNOLOGY EXCHANGE AGREEMENT" means the Master Technology Exchange Agreement dated as of the date hereof between Kronos and Tioxide.

      "OFFTAKE AGREEMENTS" means, collectively, the Tioxide Offtake Agreement and the Kronos Offtake Agreement.

      "ORIGINAL CAPITAL CONTRIBUTION" means, with respect to either Partner, the capital contribution it is required to make to the Joint Venture at the Closing pursuant to Article II of the Formation Agreement.

      "OUTPUT SHARE" has the meaning ascribed to such term in the Offtake Agreements.

      "PARTNER" means the Tioxide Partner or the Kronos Partner, as the context may require, and "PARTNERS" means, collectively, the Tioxide Partner and the Kronos Partner.

Unless otherwise specifically provided in this Agreement, each and every reference in this Agreement to either Partner means such Partner in its capacities as both a limited partner and a general partner in the Joint Venture.

      "PERCENTAGE INTEREST" means, at any time with respect to either Partner, the interest (both general and limited) of such Partner in the Joint Venture at such time expressed as a percentage. The initial Percentage Interests of the Partners are set forth in Section 3.01(a) and are subject to adjustment only as provided in Sections 3.04(c) and 3.04(e) of this Agreement. The dollar amount of a Partner's capital account in the Joint Venture shall not affect its Percentage Interest.

      "PERSON" means an individual, corporation, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PROPERTY" means all real and personal property (whether tangible or intangible) owned by the Joint Venture and any improvements thereto (including any property contributed by the Partners).

      "REGULATIONS" means the Income Tax Regulations promulgated under the Code, as such regulations are in effect from time to time. Any reference to any provision of the Regulations shall be interpreted to refer to any succes sor provision of the Regulations.

      "SEASONING PERIOD" means the three-year period beginning on the Closing Date and ending on October 18, 1996.

      "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

      "TIO2" means titanium dioxide pigments.

      "TIOXIDE" means Tioxide Group Limited, a corporation organized and existing under the laws of England.

      "TIOXIDE BANK DEFAULT" means a "Tranche A Single Tranche Event of Default" as defined in the Credit Agreement.

      "TIOXIDE CLASS I DEFAULT" means any failure by the Tioxide Partner (i) to pay within ten (10) days after the due date amounts aggregating in excess of a $100,000 in respect of the Tranche A Debt or the Tranche B Debt (including, without limitation, any interest, deferred financing cost or principal payment) required to be paid by the Tioxide Partner pursuant to the Tioxide Offtake Agreement or any Assumption Agreement under which it is an obligor or (ii) to pay within ten (10) days after the due date specified in an invoice or other written notice from the Joint Venture received by the Tioxide Partner prior to such due date, any other amount in excess of $100,000 required to be paid by the Tioxide Partner pursuant to the Tioxide Offtake Agreement (including, without limitation, any payment in respect of Fixed Operating Costs or Variable Costs).

      "TIOXIDE CLASS II DEFAULT" means (i) any Tioxide Class I Default or (ii) any material breach by the Tioxide Partner of any of its obligations to the Joint Venture under this Agreement or Section 7.02(c) of the Formation Agreement, in each case, which breach involves or can be cured by the payment of money to the Joint Venture and which breach remains uncured by the Tioxide Partner 10 days after the earlier of (A) agreement by the Partners with respect to the existence and amount of such breach or (B) final and non-appealable judicial or arbitrative determination of the existence and amount of such breach.

      "TIOXIDE GROUP" means, at any time, Tioxide, the Tioxide Partner and each Person that is a Subsidiary of Tioxide at such time.

      "TIOXIDE GROUP MEMBER" means, at any time, any Person included in the Tioxide Group at such time.

      "TIOXIDE OFFTAKE AGREEMENT" means the Offtake Agreement dated as of the date hereof between the Tioxide Partner and the Joint Venture.

      "TRANCHE A DEBT" means Debt of the Joint Venture outstanding as Tranche A Loans under the Credit Agreement, provided, however, that, for the purposes of Sections 3.03(c), 3.03(d), 3.03(e), 3.04(e), 3.04(f), 4.03 and 12.03 only all amounts due with respect to Tranche A Debt shall be calculated as if all payments in respect of such Tranche A Debt made by the Tioxide Partner or any of its Affiliates under any guaranty of the Tioxide Partner's obligations were so applied, without regard to whether so applied.

      "TRANCHE B DEBT" means Debt of the Joint Venture outstanding as Tranche B Loans under the Credit Agreement, provided, however, that, for the purposes of Sections 3.03(c), 3.03(d), 3.03(e), 3.04(e), 3.04(f), 4.03 and 12.03 only all amounts due with respect to Tranche B Debt shall be calculated as if all payments in respect of such Tranche B Debt made by the Kronos Partner or any of its Affiliates under any guaranty of the Kronos Partner's obligations were so applied, without regard to whether so applied.

      "TRANSACTION AGREEMENTS" means this Agreement, the Offtake Agree ments, each Assumption Agreement, the Formation Agreement and the Transitional Services Agreement.

      "TRANSFERRED ASSETS" has the meaning set forth in the Formation Agreement.

      "TRANSITIONAL SERVICES AGREEMENT" means the Transitional Services Agreement dated as of the date hereof between Kronos and the Joint Venture.

      "VALUATION FIRM" means an independent valuation firm of nationally recognized standing which, unless otherwise agreed to by the Partners, shall not have had any material business relationship with either Tioxide or Kronos or any of their respective Affiliates during the two-year period preceding its engagement.

      "VARIABLE COSTS" has the meaning ascribed to such term in the Offtake Agreements.

      (b) Each of the following terms is defined in the Section set forth opposite such term:



      Term                               Section
      ----                               -------

  Answering Partner                      14.01(b)
  Arbitrated Price                        4.02(f)
  Assumed Amount                          3.04(f)
  Bank Default Call                       3.03(e)
  Bank Default Call Closing               3.03(e)
  Bank Default Call Notice                3.03(e)
  Bank Default Call Price                 3.03(e)
  Borrowing Base                         12.03(a)
  Borrowing Partner                      12.03(b)
  Business Plan                           8.02(b)
  Call Notice                             4.04(a)
  Capacity Test Date                      3.04(b)
  CEO Committee                           7.02(e)
  Contributed Transferred Assets          5.02(c)
  Default Call                            3.03(c)
  Default Call Closing                    3.03(c)
  Default Call Notice                     3.03(c)
  Default Call Price                      3.03(c)
  Defaulting Partner                      3.03(a)
  Electing Partner                        4.03
  Exiting Partner                         4.06
  Expansion Plan                          3.02(a)
  Financial Statements                    5.02(c)
  Fiscal Year                            10.02
  Free Return Employee                    9.08(a)
  General Managers                        8.01(a)
  IC                                      3.04(c)
  Incur                                  12.03(b)
  Initial Business Plan                   8.02(a)

         Term                            Section
         ----                            -------

  Invoking Partner                       14.01(b)
  Joint Venture                           2.01
  Joint Venture Accounting Principles    10.01(b)
  Kronos Partner                         Recitals
  Kronos Partner Stock                    4.01(v)
  Liquidator                             13.05
  Majority Partner                        4.04(a)
  Material Adverse Development            4.03
  Minority Call Closing                   4.04(c)
  Minority Partner                        4.04(a)
  Non-Borrowing Partner                  12.03(b)
  Non-Defaulting Partner                  3.03(a)
  OC                                      3.04(c)
  Offeree Partner                         4.02(a)
  Offeree Partner Response Date           4.02(a)
  Offeree Partner's Notice                4.02(a)
  Offeree Partner's Price                 4.02(a)
  Parent Committee                        7.02(e)
  Partnership Act                         2.01
  Permitted Amount                       12.03(b)
  Permitted Expansion                     3.02(a)
  Plant                                  Recitals
  Production Factors                      7.02(d)
  Providing Partner                      12.02(a)
  Purchased Transferred Assets            5.02(c)
  Purchasing Partner                      4.03
  Put Closing                             4.03
  Put Notice                              4.03
  Put Price                               4.03
  Receiving Partner                      12.02(a)
  Requesting Partner                      3.02(a)
  Responding Partner                      3.02(a)
  Selling Partner                         4.02(a)
  Selling Partner's First Notice          4.02(a)
  Selling Partner's Price                 4.02(a)
  Selling Partner's Second Notice         4.02(a)
  Supervisory Committee                   7.01(a)
  Supervisory Committee Members           7.01(a)
  Third Party                             4.02(d)
  Third Party Sale Materials              4.02(e)
  Tioxide Partner                        Recitals
  Tioxide Partner Stock                   4.01(iv)



                                  ARTICLE II

                  FORMATION AND PURPOSES OF THE JOINT VENTURE

      2.01. Formation of the Joint Venture. Effective as of the filing for record of a Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware, the Partners hereby form and establish a limited partnership (the "JOINT VENTURE") under the terms and provisions of this Agreement and the provisions of the Delaware Revised Uniform Limited Partnership Act (the "PARTNERSHIP ACT"), and the rights and liabilities of the Partners shall be as provided in this Agreement and, except as herein otherwise expressly provided, in the Partnership Act. The making of the Original Capital Contributions as described in Section 3.01 shall occur as of the Closing Date in accordance with the Formation Agreement.

      2.02. Name of the Joint Venture. The name of the Joint Venture shall be "Louisiana Pigment Company, L.P.". The business of the Joint Venture shall be conducted solely under such name (or such trade names as the Joint Venture may adopt in conformity with applicable law) and all assets (other than as expressly provided in the Formation Agreement) of the Joint Venture shall be held under such name.

      2.03. Purpose of the Joint Venture. The purpose of the Joint Venture is to operate the Plant to achieve the highest output of TiO2 consis tent with meeting the respective product specifications of the Partners, such output to be produced in the most efficient and cost-effective manner deemed reasonable in the circumstances by the Supervisory Committee. The Joint Venture shall operate the Plant in accordance with prudent operating, safety, health and environmental standards and in compliance with all federal, state and local laws and regulations. The Joint Venture shall be operated for the exclusive benefit of the Partners. In furtherance of its purpose, the Joint Venture shall have and may exercise all the powers now or hereafter conferred by Delaware law on, or permitted by Delaware law to be exercised by, limited partnerships formed under the laws of such State.

      2.04. Place of Business of the Joint Venture. The principal place of business of the Joint Venture shall be located at the Plant.

      2.05. Duration of the Joint Venture. The Joint Venture shall commence on the date of filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware and shall continue until its termination in accordance with the provisions of Article XIII.

      2.06. Title to Joint Venture Property. As to all property that is owned by the Joint Venture, such property shall be deemed to be owned by the Joint Venture as an entity for the exclusive benefit of its Partners and neither Partner, individually, shall have any direct ownership interest in such property.

      2.07. Filing of Certificates. The Partners shall file and publish all such certificates, notices, statements or other instruments required by law for the formation, qualification and operation of a limited partnership in all jurisdictions where the Joint Venture may elect to do business.

      2.08. Registered Office; Registered Agent. The address of the registered office of the Joint Venture shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Joint Venture at such address shall be The Corporation Trust Company.

      2.09. Reliance by Third Parties. Persons dealing with the Joint Venture are entitled to rely conclusively upon the power and authority of the general partners or the Supervisory Committee as herein set forth.



                                  ARTICLE III

                   PARTNERS; CAPITAL CONTRIBUTIONS; DEFAULTS

      3.01. Partners. (a) Each of the Partners shall make its Original Capital Contribution to the Joint Venture on the terms and subject to the conditions set forth in the Formation Agreement. After giving effect to the transactions contemplated by the Formation Agreement, the names, addresses, the Original Capital Contribution and initial Percentage Interests of the Partners shall be as follows:

                                                          Initial
                            Original Capital            Percentage
Name and Address            Contributions               Interest
- ----------------            ----------------            ----------
TIOXIDE AMERICAS            $175,000,000 less          50% (consisting
  INC.                      the original               of a 25% general
Suite 115                   principal amount of        partnership
901 Warrenville Road        the Tranche A              interest and a
                            Facility, paid to
                            the Joint Venture
                            pursuant to Section
                            2.01 of the


Lisle, IL 60532             Formation Agreement        25% limited
                                                       partnership interest)

KRONOS LOUISIANA,           A one-half undivided       50% (consisting
  INC.                      interest in the            of a 25% general
3000 North Sam              Transferred Assets,        partnership interest
  Houston Parkway East      contributed to the         and a 25% limited
Houston, TX  77032          Joint Venture              partnership interest)
                            pursuant to Section
                            2.02(a) of the
                            Formation Agreement

      (b) No additional partner shall at any time be admitted to the Joint Venture without the consent of each Person that is a partner in the Joint Venture at such time and, except as otherwise provided in this Agreement, no partner shall demand or receive a return of its capital contributions to or withdraw from the Joint Venture (with respect to all or any part of its Percentage Interest in the Joint Venture whether general or limited), in each of the foregoing cases, without the consent of each other partner.

      (c) Except as otherwise specifically provided in this Agreement or the Transitional Services Agreement, neither Partner shall receive any interest, salary or drawing with respect to its capital contributions for services rendered on behalf of the Joint Venture or otherwise in its capacity as a Partner.

      (d) Notwithstanding any other provision of this Agreement, the general partnership interest of each Partner shall at all times equal its limited partnership interest and any adjustments to or change in the Percent age Interest of either Partner shall result in equal adjustments to or changes in both the general partnership interest and the limited partnership interest of such Partner.

      (e) Unless otherwise specifically provided in this Agreement, all rights, obligations and agreements of either Partner hereunder shall be deemed to be rights, obligations and agreements of such Partner in respect of both its general partnership interest and its limited partnership interest.

      3.02. Additional Capital Contributions. (a) At any time after the Seasoning Period, either Partner shall have the right to cause a Permitted Expansion (as defined below) to be made. The Partner desiring the expansion (the "REQUESTING PARTNER") shall submit a written appropriation request (the "EXPANSION PLAN") to the Supervisory Committee and the other Partner (the "RESPONDING PARTNER"), which request shall (x) describe in reasonable detail the nature of the proposed Permitted Expansion,
(y) include a proposed capital budget and timetable therefor and (z) unless waived by the Responding Partner, shall be accompanied by a report from an independent engineering firm confirming that in the opinion of such firm the Permitted Expansion can be completed at a total cost and with an output capacity which are, in each case, within 10% of the estimates contained in the Expansion Plan. The Requesting Partner and its employees and agents shall be permitted reasonable access to the Plant and its personnel for the purpose of developing an Expansion Plan. Notwithstanding anything to the contrary in this Section 3.02, any Permitted Expansion must be carried out in a manner that does not materially interrupt production of TiO2 or materially adversely affect the Joint Venture. The Responding Partner shall have 180 days from the date it receives the Expansion Plan to notify the Requesting Partner of its decision as to whether it wishes to participate in the Permitted Expansion described in such Expansion Plan. "PERMITTED EXPANSION" means (i) the construction of one or more chloride process lines or pigment finishing lines (which pursuant to its design specifications is intended to increase the total output of the Plant by at least 10%), either within the existing Plant (but separate from and in addition to the chloride process lines and pigment finishing lines forming part of the Plant on the Closing Date) or on property of the Joint Venture located adjacent to the Plant, or (ii) the achievement of "debottlenecking" through an individual project for the modification of certain equipment or other facilities of the Plant which pursuant to its design specifications is intended to increase the total output of the Plant by at least 10% by permitting other equipment or facilities of the Plant to perform at greater capacity or efficiency.

      (b) If within 180 days after its receipt of an Expansion Plan, the Responding Partner either (i) fails to deliver a written notice to the Requesting Partner setting forth a binding commitment on the part of the Responding Partner to participate in and fund its share of the Permitted Expansion described in such Expansion Plan or (ii) delivers a written notice to the Requesting Partner stating that the decision of the Responding Partner is not to participate in such Permitted Expansion, the Requesting Partner shall be entitled to implement the Permitted Expansion unilaterally in accordance with such Expansion Plan and fund it in accordance with Section 3.02(d). In connection with any Permitted Expansion in which the Responding Partner is not participating, the Responding Partner shall cooperate, and cause its representatives on the Supervisory Committee to cooperate, with the Requesting Partner in implementing the Permitted Expansion in accordance with the Expansion Plan relating thereto and the Requesting Partner shall indemnify and hold harmless the Joint Venture and the Responding Partner for any losses, claims or damages (including, without limitation, consequential and incidental damages) arising from such Permitted Expansion.

      (c) If the Responding Partner delivers the participation notice described in clause (i) of Section 3.02(b) within the time period specified therein, the Permitted Expansion described therein shall be implemented promptly by the Joint Venture and the cost thereof shall be funded by one or more capital contributions to the Joint Venture as set forth in the Expansion Plan or as otherwise agreed by the Partners, such capital contributions to be made by the Partners in proportion to their respective Percentage Interests on the date the Responding Partner delivers its participation notice in accor dance with this
Section 3.02(c).

      (d) The Requesting Partner shall have the option of funding any Permitted Expansion in which the Responding Partner is not participating by (i) making one or more additional capital contributions to the Joint Venture in an aggregate amount equal to the total cost of such Permitted Expansion (including, without limitation, additional start-up and operating costs to the extent such costs are not already included in the Requesting Partner's share of Fixed Operating Costs or Variable Costs pursuant to its Offtake Agreement) in return for an increased Percentage Interest in the Joint Venture to be calculated in accordance with
Section 3.04(c); (ii) except in the case of a Permitted Expansion described in
Section 3.02(a)(ii), making the required funds available to an Affiliate of the Requesting Partner which would con struct and own the assets comprising the Permitted Expansion on property leased from the Joint Venture and enter into a management and support services agreement with the Joint Venture, both of which arrangements shall be on an arm's length basis (which lease and agreement shall be subject to the prior written approval of the Responding Partner, such approval not to be unreason ably withheld); or (iii) providing the required funds on such other terms as the Partners may mutually agree at such time. All payments required to fund any Permitted Expansion shall be made on or prior to the date on which expenses relating to such Permitted Expansion are due and payable. The Partners agree to review the provisions of Section 3.03(e) hereof in connection with any proposed Permitted Expansion and to use their best efforts to agree upon any modifications thereto that may be equitable in light of the proposed funding of such Permitted Expansion.

      3.03. Defaults. (a) Within 24 hours of the due date of any payment required to be made by either Partner to the Joint Venture pursuant to any Transaction Agreement, the Joint Venture shall provide each Partner with notice by verified facsimile of (i) all amounts actually received by the Joint Venture,
(ii) the failure by either Partner to make any payment and (iii) the amount of any underpayment or non-payment. If a Default shall occur with respect to either Partner (the "DEFAULTING PARTNER"), the other Partner (the "NON-DEFAULTING PARTNER") shall, in addition to any rights it may have under the other Transaction Agreements, have the rights set forth in this Section 3.03. From and after the occurrence of any Default and for so long as such Default shall continue, the Defaulting Partner shall not take any action that materially and adversely affects the operation of the Plant in the ordinary course of its business consistent with past practice.

      (b) Within 10 days after the occurrence of any Default or, if later, written notice referred to in Section 3.03(a) to the Non-Defaulting Partner, the Non-Defaulting Partner shall have the right at its option to either make a capital contribution or a Convertible Loan to the Joint Venture in an amount (as reasonably determined by the Non-Defaulting Partner) sufficient to cure such Default. At any time prior to the later of (i) 21 days after the making of a capital contribution by the Non-Defaulting Partner pursuant to this Section 3.03(b) or (ii) the conversion pursuant to Section 3.04(e) of this Agreement of a Convertible Loan made by the Non-Defaulting Partner pursuant to this Section 3.03(b), the Defaulting Partner shall have the right to cure the Default giving rise to such capital contribution or Convertible Loan and prevent the adjustment of the Percentage Interests of the Partners pursuant to Section 3.04(e) resulting therefrom, by making a capital contribution to the Joint Venture in cash in an amount equal to (1) the aggregate amount of all capital contributions made by the Non-Defaulting Partner to the Joint Venture in respect of such Default, together with an amount equal to interest thereon from the respective date or dates of contribution through the date of repay ment at the rate per annum then applicable, or that would then be applicable, to Convertible Loans and (2) the aggregate amount of all Convertible Loans (including all interest accrued thereon) made by the Non-Defaulting Partner to the Joint Venture in respect of such Default. Immediately upon receipt of a capital contribution from a Defaulting Partner pursuant to the immediately preceding sentence, the Joint Venture shall make a special cash distribution, or shall repay the Convertible Loan (including all accrued interest thereon), to the Non- Defaulting Partner in an amount equal to such capital contribution by the Defaulting Partner. No partial cure of any Default attempted by the Defaulting Partner shall prevent the full adjustment of Percentage Interests of the Partners pursuant to Section 3.04(e) resulting from the aggregate amount of capital contributions and Convertible Loans made by the Non-Defaulting Partner in respect of such Default.

          (c) Within 30 days after the occurrence of any Class I Default or, if later, written notice referred to in Section 3.03(a) to the Non-Defaulting Partner of such Class I Default, the Non-Defaulting Partner shall, in addition to its rights under Section 3.03(b), have the right to purchase the Percentage Interest of the Defaulting Partner in the Joint Venture (the "DEFAULT CALL") at an aggregate purchase price (the "DEFAULT CALL PRICE") equal to $125 million plus the Defaulting Partner's Percentage Interest of the Joint Venture's net working capital (excluding work-in-process inventory) all as determined in accordance with GAAP as of the date the applicable Default Call Notice (as defined below) is issued (the amount of such net working capital being evidenced by a certificate of the Joint Venture's chief accounting officer) less the sum of all outstanding Convertible Loans to the Joint Venture in respect of Fixed Operating Costs and Variable Costs owed but not paid by the Defaulting Partner from the date of written notice to the Defaulting Partner of the exercise of the Default Call to the date of the Default Call Closing, which shall be paid by the Non-Defaulting Partner in the following order: first: to the lenders under the Credit Agreement in an amount equal to all amounts payable in respect of the Tranche A Debt (in case the Tioxide Partner is the Defaulting Partner) or the Tranche B Debt (in case the Kronos Partner is the Defaulting Partner) outstanding under the Credit Agreement immediately prior to the closing of such purchase (the "DEFAULT CALL CLOSING"); second: to the relevant obligees under all other Debt of the Joint Venture (other than Convertible Loans) in an amount equal to the product of (x) the aggregate principal amount of such Debt outstanding immediately prior to the Default Call Closing and (y) the Percentage Interest of the Defaulting Partner immediately prior to the Default Call Closing; and third: to the Defaulting Partner in an amount equal to the remaining balance, if any. To exercise the foregoing option, the Non-Defaulting Partner shall deliver a written notice (the "DEFAULT CALL NOTICE") to the Defaulting Partner setting forth its election and a proposed date for the Default Call Closing, which date shall in no event be set earlier than 15 days or later than 60 days after delivery of the Default Call Notice (except as otherwise provided in the last paragraph of Section 3.03(e). Promptly after delivery of the Default Call Notice each Partner shall file an HSR Report to report the proposed acquisition by the Non-Defaulting Partner of the Percentage Interest of the Defaulting Partner (unless that acquisition does not require a filing under the HSR Act). Delivery of a Default Call Notice shall constitute an irrevocable agreement by the Non-Defaulting Partner to purchase the Percentage Interest of the Defaulting Partner, and shall irrevocably obligate the Defaulting Partner to sell such Percentage Interest, at the Default Call Price and on the other terms and conditions set forth in Section 4.05. The Default Call Closing shall be postponed for up to 208 days after the HSR Filing Date if, as of the proposed Default Call Closing date set forth in the Default Call Notice, the condition set forth in Section 4.05(a)(i) remains unsatisfied. If at the end of such 208-day period, such condition still remains unsatisfied, neither Partner shall have any further obligation under this Section 3.03(c) to consummate such Default Call Closing; provided, however, that (i) the Non-Defaulting Partner shall retain all of its rights under this Section 3.03(c) in respect of any subsequent Class I Default by the Defaulting Partner and (ii) such 208-day period shall be extended indefinitely after the authorization of any general assignment by the Defaulting Partner for the benefit of creditors or of the institution by any Person (including the Defaulting Partner) of any proceeding to adjudicate the Defaulting Partner as bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, dissolution, protection, relief or composition of the Defaulting Partner or its debts under any existing or future law of any jurisdiction relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for the Defaulting Partner or for any substantial part of its assets. Notwithstanding anything to the contrary in this Section 3.03(c), the exercise of the Default Call shall be unavailable (A) during any period in which the closing of the purchase of the Percentage Interest of the Defaulting Partner pursuant to Section 4.02 or 4.04 has been extended beyond the period initially provided for closing to satisfy the condition set forth in Section 4.05(a)(i) and (B) until the later of (i) the expiration of the ten (10) day grace period provided in the definition of Class I Default and (ii) three (3) days after the Defaulting Partner has received notice of its failure to make a payment required under its Offtake Agreement or any Assumption Agreement, either from the Joint Venture pursuant to the first sentence of Section 3.03(a) or from the Non-Defaulting Partner, and during such three-day period the Defaulting Partner has failed to cure such Class I Default by making payment in full to the Joint Venture.

          (d) From and after written notice to the Defaulting Partner of the exercise by the Non-Defaulting Partner of the Default Call pursuant to Section 3.03(c), the Defaulting Partner shall be obligated to pay, prospectively, pursuant to the provisions of its Offtake Agreement, Fixed Operating Costs and Variable Costs in order to receive its Output Share of TiO2 from the Joint Venture from and after the date upon which, but only so long as, the sum of (i) the aggregate principal amount then outstanding under the Tranche A Debt (if the Tioxide Partner is the Defaulting Partner) or the Tranche B Debt (if the Kronos Partner is the Defaulting Partner), (less the aggregate principal amount thereof assumed by the Non-Defaulting Partner pursuant to Assumption Agreements), (ii) the product of the Percentage Interest of the Defaulting Partner and the aggregate principal amount of all Debt of the Joint Venture (except for any Convertible Loans and Tranche A and Tranche B Loans) and (iii) the total outstanding aggregate principal amount of Convertible Loans made after the Default Call Notice by the Non-Defaulting Partner the proceeds of which were used to pay Fixed Operating Costs and Variable Costs that the Defaulting Partner has failed to pay pursuant to its Offtake Agreement, exceeds $125,000,000. The making of any capital contribution or Convertible Loan by the Non-Defaulting Partner in respect of any Default by the Defaulting Partner does not entitle the Non-Defaulting Partner to any additional output of TiO2 from the Plant, except to the extent specifically provided in Section 3.04 as a result of the adjustment of the Percentage Interests of the Partners.

          (e) Within 60 days after the occurrence of any Bank Default, the Non-Defaulting Partner shall, in addition to its rights under Section 3.03(b) (if any), have the option to purchase the Percentage Interest of the Defaulting Partner in the Joint Venture (the "BANK DEFAULT CALL") at an aggregate purchase price (the "BANK DEFAULT CALL PRICE") equal to the greater of

          (i) the aggregate principal amount outstanding at the time of Bank Default Call Closing (as defined below) of the Tranche A Debt in the case of a Tioxide Bank Default or the Tranche B Debt in the case of a Kronos Bank Default or

          (ii) the Bank Default Price on the date of the closing of such purchase (the "BANK DEFAULT CALL CLOSING") pursuant to the formula:

          BDP = (FMV + AD) X PI

                Where:

                BDP  =       Bank Default Price

                FMV  =       Fair Market Value of the Joint
                             Venture as of the date of the Bank
                             Default Call Notice (as defined
                             below)

                AD   =       the total aggregate principal
                             amount of the Debt of the Joint
                             Venture outstanding as of the date
                             of the Bank Default Call Notice

                PI   =       the Percentage Interest of the
                             Defaulting Partner as of the date
                             of the Bank Default Call Notice

          The Bank Default Call Price shall be paid by the Non-Defaulting Partner and applied in the following order:

          first: to the lenders under the Credit Agreement in an amount equal to the aggregate amount of (a) all amounts payable in respect of the Tranche A Debt (in case the Tioxide Partner is the Defaulting Partner) or the Tranche B Debt (in case the Kronos Partner is the Defaulting Partner) outstanding under the Credit Agreement immediately prior to the Bank Default Call Closing plus (b) all other obligations for Debt assumed by the Defaulting Partner pursuant to any Assumption Agreement;

          second: to the Non-Defaulting Partner in an amount equal to the aggregate outstanding amount of the Convertible Loans made by the Non-Defaulting Partner less the aggregate outstanding amount of the Convertible Loans made by the Defaulting Partner;

          third: to the relevant obligees under all other Debt of the Joint Venture (other than Convertible Loans) in an amount equal to the product of
     (x) the aggregate principal amount of such Debt outstanding immediately prior to the Bank Default Call Closing and (y) the Percentage Interest of the Defaulting Partner immediately prior to the Bank Default Call Closing; and
          fourth: to the Defaulting Partner in an amount equal to the remaining balance, if any.

          To exercise the Bank Default Call option, the Non-Defaulting Partner shall deliver written notice (the "BANK DEFAULT CALL NOTICE") to the Defaulting Partner setting forth its election to exercise the Bank Default Call and two proposed Valuation Firms. If the Partners fail to agree on the selection of two Valuation Firms within the 15-day period after the date of the Bank Default Call Notice, the Partners shall request that two Valuation Firms shall be appointed by the AAA as soon as practicable but no later than 30 days thereafter. The decisions of the AAA and the Valuation Firms, respectively, shall be final and binding upon the Partners. As soon as practicable after their appointment and using their best efforts to complete the task no later than 30 days thereafter, both Valuation Firms shall estimate the Fair Market Value of the Joint Venture as of the date of the delivery of the Bank Default Call Notice and deliver reports setting forth their respective estimates to each Partner and the Joint Venture. The average of the estimates of the Fair Market Value by each of the Valuation Firms shall be deemed to be the final and conclusive determination of the Fair Market Value. Within 10 days after the earlier of (i) delivery of the report of the Valuation Firm or (ii) agreement by the Partners concerning the Fair Market Value of the Joint Venture, the Non-Defaulting Partner shall set a date for the Bank Default Call Closing, which date shall in no event be set earlier than 15 days or later than 60 days after the delivery of the report of the Valuation Firm or agreement by the Partners concerning the Fair Market Value of the Joint Venture. Promptly after delivery of the Bank Default Call Notice each Partner shall file an HSR Report to report the proposed acquisition by the Non-Defaulting Partner of the Percentage Interest of the Defaulting Partner (unless that acquisition does not require a filing under the HSR Act).

          Unless during the 60-day period beginning on the date of any Bank Default, either (A) the lenders under the Credit Agreement have waived or withdrawn notice of all Bank Defaults relating to the Defaulting Partner or any of its Affiliates in accordance with the terms of the Credit Agreement or (B) the Non-Defaulting Partner rescinds its Bank Default Call Notice (by written notice delivered to the Defaulting Partner), the Bank Default Call Notice shall irrevocably obligate the Non-Defaulting Partner to purchase the Percentage Interest of the Defaulting Partner and the Defaulting Partner to sell such Percentage Interest, at the Bank Default Call Price and on the other terms and conditions set forth in Section 4.05. The Bank Default Call

Closing shall be postponed until the end of the Forbearance Period (as defined in the Credit Agreement) if, as of the proposed Bank Default Call Closing date, the condition set forth in Section 4.05(a)(i) remains unsatisfied. If at the end of such Forbearance Period, such condition still remains unsatisfied, neither Partner shall have any further obligation under this Section 3.03(d) to consummate such Bank Default Call Closing; provided, however, that the Non-Defaulting Partner shall retain all of its rights under this Section 3.03(e) in respect of any other or subsequent Bank Default by the Defaulting Partner.

          If after the date of delivery of a Bank Default Call Notice but prior to the date of the Bank Default Call Closing, there is a Class I Default by the Defaulting Partner, the Non-Defaulting Partner shall have the right to terminate such Bank Default Call and to exercise its rights under Section 3.03(c) of this Agreement, provided, however, that the Default Call Notice may specify any date (within 60 days after the date of such Default Call Notice) as the Closing Date.

          3.04. Adjustment of Percentage Interests. (a) On each and every occasion that a Requesting Partner or a Non-Defaulting Partner makes an additional capital contribution to the Joint Venture pursuant to Section 3.02(d) or 3.03(b), respectively, or converts pursuant to its terms a Convertible Loan made pursuant to Section 3.03(b), the Percentage Interests of the Partners shall be adjusted in accordance with Section 3.01(d) and this Section 3.04.

          (b)  In the case of any Permitted Expansion effected pursuant to
Section 3.02(d)(i), within 30 days after the delivery of written notice from the Requesting Partner to the Responding Partner setting forth its good faith determination that such Permitted Expansion has been completed and achieved a capacity increase acceptable to the Requesting Partner, which notice shall be delivered no later than one year after the completion of construction of such Permitted Expansion, the Partners shall mutually agree on the old capacity ("OC") of the Plant and the increase in capacity ("IC") of the Plant (as such terms are defined below) resulting from such Permitted Expansion (determined as of the date the completion notice is delivered by the Requesting Partner (the "CAPACITY TEST DATE")), or, failing agreement, mutually appoint a Valuation Firm to determine either or both of the OC and the IC of the Plant as of the Capacity Test Date. If the Partners fail to agree on the selection of a Valuation Firm within such 30-day period, as soon as practicable but no later than 30 days thereafter, a Valuation Firm shall be appointed by AAA, whose decision shall be final and binding upon the Partners. As soon as practicable after its appointment, the Valuation Firm shall determine either or both, as may be necessary, of (i) the OC of the Plant immediately prior to the Capacity Test Date without giving effect to any increase in capacity resulting from such Permitted Expansion and (ii) the IC of the Plant as of the Capacity Test Date giving full effect to the increase in capacity resulting from such Permitted Expansion and deliver a report setting forth its determination to each Partner and the Joint Venture.

          (c) Upon the earlier to occur of (i) the delivery of the report of the Valuation Firm pursuant to 3.04(b) and (ii) agreement by the Partners with respect to both the OC and the IC of the Plant, the Percentage Interest of the Requesting Partner shall immediately be adjusted pursuant to the formula:

                         (OPI X OC) + IC
                         ---------------

               API =         OC + IC

          Where:

          API   =  the adjusted Percentage Interest of the Requesting
                   Partner (to be calculated to five decimal places);

          OPI   =  the Percentage Interest of such Partner immediately
                   prior to such adjustment;

          OC    =  the capacity of the Plant to produce TiO2 measured
                   in metric tons on a per annum basis as of the Capacity Test Date without giving effect to any increase in capacity resulting from such Permitted
                   Expansion;

          IC    =  the capacity of the Plant to produce TiO2 measured
                   in metric tons on a per annum basis giving full effect to the increase in capacity resulting from such Permitted Expansion less the OC.

          Simultaneously with the adjustment of the Percentage Interest of the Requesting Partner, the Percentage Interest of the Responding Partner shall be adjusted to equal 100% less the newly adjusted Percentage Interest of the Requesting Partner.

          (d) Within 30 days of the making of a capital contribution pursuant to Section 3.03(b) or the conversion of a Convertible Loan made pursuant to Section 3.03(b), the Partners shall either mutually agree on the Fair Market Value of the Joint Venture to be applicable to such capital contribution or conversion, or, failing agreement, appoint a Valuation Firm to determine the Fair Market Value of the Joint Venture; provided, however, that if the Fair Market Value of the Joint Venture shall have been determined by a Valuation Firm pursuant to this Section 3.04 at any time during the 90 days immediately preceding such capital contribution or conversion, unless the Partners otherwise agree, no new valuation shall be conducted and the Fair Market Value of the Joint Venture as determined in such prior valuation shall be applicable to such capital contribution or conversion. If the Partners fail to agree on the selection of a Valuation Firm within such 30-day period, as soon as practicable but no later than 30 days thereafter, a Valuation Firm shall be appointed by the AAA, whose decision shall be final and binding upon the Partners. As soon as practicable after its appointment, the Valuation Firm shall determine the Fair Market Value of the Joint Venture as of the date the capital contribution or loan conversion is made and deliver a report setting forth its determination to each Partner and the Joint Venture.

          (e) Upon the earliest to occur of (i) delivery of the report of the Valuation Firm pursuant to Section 3.04(d), (ii) agreement by the Partners concerning the Fair Market Value of the Joint Venture and (iii) 10 days after the making of a capital contribution or the conversion of a Convertible Loan (if pursuant to the proviso to Section 3.04(d) no new valuation of the Fair Market Value of the Joint Venture is required), the Percentage Interest of the Non-Defaulting Partner shall immediately be adjusted pursuant to the formula:

               API = OPI + (1.15 X IPI)

          Where:

          API   =  the adjusted Percentage Interest of the Non-
                   Defaulting Partner (to be calculated to five
                   decimal places);
          OPI   =  the Percentage Interest of such Partner immediately
                   prior to such adjustment; and

          IPI   =  the increase in Percentage Interest expressed as
                   percentage points given by the formula:

          IPI   =  (NC / (FMV + PA)) X 100

          Where:

NC   =  the aggregate amount of the capital contribution or the aggregate principal amount of the Convertible Loan (excluding any interest accrued on such Convertible Loan) giving rise to such adjustment;
FMV  =  the Fair Market Value of the Joint Venture immediately following the capital contribution or the loan conversion, as determined in accordance with Section 3.04(d) (i.e. the net equity value); and
PA   =  the aggregate principal amount of the Tranche B Debt (if
        Tioxide is the Defaulting Partner) or the Tranche A Debt (if the Kronos Partner is the Defaulting Partner) plus any Debt of the Defaulting Partner previously assumed by the Non-Defaulting Partner pursuant to Section 3.04(f), in each case, outstanding immediately following the capital contribution (after application of the proceeds thereof) or the loan conversion.

Simultaneously with the adjustment of the Percentage Interest of the Non-Defaulting Partner, the Percentage Interest of the Defaulting Partner shall be adjusted to equal 100% less the newly adjusted Percentage Interest of such Non-Defaulting Partner.

          (f) In the event that the Non-Defaulting Partner's Percentage Interest increases as a result of a Default, the Non- Defaulting Partner shall
(i) be entitled to output from the Plant in accordance with its adjusted Percentage Interest and shall be responsible for the Plant's Fixed Operating Costs in accordance with its adjusted Percentage Interest, in each case, pursuant to the Offtake Agreements and (ii) execute an Assumption Agreement pursuant to which it shall assume, and indemnify the Defaulting Partner against, obligations with respect to the Assumed Amount (as defined below) of the Tranche A Debt then outstanding (if the Kronos Partner is the Non-Defaulting Partner) or the Tranche B Debt then outstanding (if the

Tioxide Partner is the Non-Defaulting Partner). "ASSUMED AMOUNT" means a portion of the principal amount of the Tranche A Debt or Tranche B Debt, as the case may be, determined pursuant to the formula:

               AA = (IPI X (FMV + APA)) - NC

          Where:

          AA   =  the Assumed Amount;

          APA = the aggregate principal amount of the Tranche A Debt plus the Tranche B Debt; and

          IPI, FMV and NC have the respective values ascribed to such variables pursuant to Section 3.04(e) in respect of the adjustment of Percentage Interests giving rise to the assumption of Debt by the Non-Defaulting Partner.

If the Non-Defaulting Partner thereafter fails to meet its obligations with respect to its additional Percentage Interest of Fixed Operating Costs or assumed Debt of the Joint Venture, such failure shall be deemed to be a "Class I Default" for purposes of Section 3.03, subject to cure by the other Partner and readjustment of the Partners' Percentage Interests as provided in Sections 3.03 and 3.04.


                                  ARTICLE IV

                            TRANSFER RESTRICTIONS;
                     OFFER RIGHT; PUT OPTION; CALL OPTION


          4.01.  Transfer Restrictions. Except as specifically permitted in this
Agreement:

          (i) Neither Partner shall sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer, or withdraw from the Joint Venture with respect to, all or any portion of its general partnership interest or its limited partnership interest without simultaneously in the same transaction selling, assigning, disposing of, encumbering, mortgaging, hypothecating, transferring or withdrawing with respect to (as the case may be) an equal portion of, respectively, its remaining limited or general partnership interest in the Joint Venture.

          (ii) Except as required by the Credit Agreement, neither Partner shall sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer all or any portion of its Percentage Interest without the prior written consent of the other Partner and, if required, the lenders under the Credit Agreement; provided that the Tioxide Partner may transfer all but not less than all of its Percentage Interest to any Tioxide Group Member and the Kronos Partner may transfer all but not less than all of its Percentage Interest to any Kronos Group Member so long as the transferee of such Percentage Interest shall have entered into an agreement on terms reasonably satisfactory to the non-transferring Partner to be bound by the terms of this Agreement, which agreement shall in all events require that, in the event such transferee shall thereafter cease to be a Tioxide Group Member (in the case of any transfer by the Tioxide Partner) or a Kronos Group Member (in the case of any transfer by the Kronos Partner), the Percentage Interest held by such transferee shall first be retransferred to the transferring Partner or another Tioxide Group Member or Kronos Group Member, respectively. After giving effect to any such permitted transfer of a Percentage Interest, (x) each reference herein to the Partner transferring such Percentage Interest shall be deemed to include a reference to the relevant transferee and (y) any right exercisable by the transferring Partner hereunder shall be exercisable by such transferee and any obligation of the transferring Partner hereunder shall be a joint and several obligation of the transferring Partner and such transferee, notwithstanding the fact that the transferring Partner shall no longer continue to have a Percentage Interest.

          (iii) Neither Partner shall issue any shares of its capital stock or other equity interest except to a Tioxide Group Member in the case of the Tioxide Partner or to a Kronos Group Member in the case of the Kronos Partner; provided, however, that either Partner may issue up to a total of 20% of its capital stock outstanding after such issuance to any Person or Persons in one or more transactions; provided that in connection with any such issuance no Person acquiring such capital stock or other equity interest shall be given any right to veto, approve or consent with respect to material decisions affecting the Joint Venture (including, without limitation, the election of Supervisory Committee Members, the appointment of General Managers or the amendment of or grant of consent or waiver under any Transaction Agreement or the Credit Agreement).

          (iv) No Tioxide Group Member shall, except as expressly permitted by Section 4.01(iii) of this Agreement, directly or indirectly, sell, assign, transfer, dispose of, or, except as required by the Credit Agreement, directly encumber, mortgage or hypothecate any shares of capital stock of or other equity interest in the Tioxide Partner ("TIOXIDE PARTNER STOCK") except to another Tioxide Group Member; provided that if the Tioxide Group Member to which such transfer is made shall thereafter cease to be a Tioxide Group Member such transferee shall first be required to retransfer such Tioxide Partner Stock to another Tioxide Group Member.

          (v) No Kronos Group Member shall, except as expressly permitted by Section 4.01(iii) of this Agreement, directly or indirectly, sell, assign, transfer, dispose of, or, except as required by the Credit Agreement, directly encumber, mortgage or hypothecate any shares of capital stock of or other equity interest in the Kronos Partner ("KRONOS PARTNER STOCK") except to another Kronos Group Member; provided that if the Kronos Group Member to which such transfer is made shall thereafter cease to be a Kronos Group Member such transferee shall first be required to retransfer such Kronos Partner Stock to another Kronos Group Member.

          4.02. Offer Right. (a) At any time after the expiration of the Seasoning Period, either Partner shall have the right to sell all (but not less than all) of its Percentage Interest provided such sale is made in compliance with the procedure set forth in this Section 4.02. The Partner desiring to sell its Percentage Interest (the "SELLING PARTNER") shall deliver a written notice (the "SELLING PARTNER'S FIRST NOTICE") to the other Partner (the "OFFEREE PARTNER") substantially in the form of the letter of intent attached as Exhibit 2 hereto stating the intention of the Selling Partner to sell its Percentage Interest. If the Offeree Partner determines that it may desire to exercise certain of its rights under this Section 4.02 it shall, within 10 days after receipt of the Selling Partner's First Notice, return an executed copy thereof to the Selling Partner; provided, however, that the failure of the Offeree Partner to execute or return the Selling Partner's First Notice shall not affect any of its rights under this Section 4.02, other than its right to postpone the closing of any purchase by it hereunder if the condition set forth in

Section 4.05(a)(i) has not been satisfied as of the scheduled closing date. Promptly after delivery to the Selling Partner of a copy of the Selling Partner's First Notice executed by the Offeree Partner, each Partner shall file an HSR Report to report the possible acquisition by the Offeree Partner of the Percentage Interest of the Selling Partner (unless that acquisition does not require a filing under the HSR Act). No later than 90 days after delivery of the Selling Partner's First Notice, the Selling Partner shall deliver a second written notice (the "SELLING PARTNER'S SECOND NOTICE") to the Offeree Partner setting forth the proposed sale price (the "SELLING PARTNER'S PRICE") and describing the proposed structure of the transaction. If the Offeree Partner desires to purchase the Percentage Interest of the Selling Partner, it shall, on or prior to the Offeree Partner Response Date (as defined below) deliver a written notice (the "OFFEREE PARTNER'S NOTICE") to the Selling Partner. The Offeree Partner's Notice shall either (i) set forth an irrevocable commitment by the Offeree Partner to purchase the Percentage Interest of the Selling Partner at the Selling Partner's Price and the other terms and conditions set forth in the Selling Partner's Second Notice and in Section 4.05 or (ii) set forth an offer to purchase the Percentage Interest of the Selling Partner at a price (the "OFFEREE PARTNER'S PRICE") and on such other terms and conditions as stated therein. "OFFEREE PARTNER RESPONSE DATE" means the later of (x) the date that is 120 days after the receipt by the Offeree Partner of the Selling Partner's First Notice and (y) the date that is 30 days after the receipt by the Offeree Partner of the Selling Partner's Second Notice.

          (b) If the Offeree Partner's Notice sets forth a commitment to purchase the Percentage Interest of the Selling Partner at the Selling Partner's Price, the closing of such purchase shall take place within 90 days after delivery of the Offeree Partner's Notice (subject to extension for up to 208 days from the HSR Filing Date if required to satisfy the condition set forth in
Section 4.05(a)(i)). If at the end of such 208-day period, such condition still remains unsatisfied, the Selling Partner shall have no further obligations to the Offeree Partner under this Section 4.02 for the 24-month period beginning at the end of such 208-day period.

          (c) If the Offeree Partner's Notice sets forth an offer to purchase the Percentage Interest of the Selling Partner at a price other than the Selling Partner's Price, the Offeree Partner and the Selling Partner shall have a period of 30 days in which to execute a binding agreement governing the purchase of the Percentage Interest of the

Selling Partner by the Offeree Partner. If the Partners fail to execute such an agreement within the required 30-day period, they shall promptly submit the sale price dispute to binding arbitration pursuant to the procedure set forth in
Section 4.02(f).

          (d) If the Offeree Partner either notifies the Selling Partner in writing that it has elected not to purchase the Percentage Interest of the Selling Partner or fails to provide the Offeree Partner's Notice on or prior to the Offeree Partner Response Date, the Selling Partner shall have (i) 180 days in which to execute a definitive agreement with any Person which shall not be an Affiliate of the Selling Partner (a "THIRD PARTY") committing the Selling Partner to sell, and such Third Party to purchase (subject to the Offeree Partner's right of first refusal set forth in Section 4.02(e)), the Percentage Interest of the Selling Partner and (ii) 90 days thereafter in which to complete such sale (subject to extension for up to another 118 days if required to satisfy the condition set forth in Section 4.05(a)(i)). If the Selling Partner fails to either execute a definitive sale agreement or complete the sale contemplated thereby within such periods, it shall not again be entitled to invoke the offer procedure set forth in this Section 4.02 during the 12 months following the end of the relevant period.

          (e) Prior to consummating a proposed sale of its Percentage Interest to any Third Party pursuant to Section 4.02(d), the Selling Partner shall provide the Offeree Partner with a description of the material terms and conditions of the proposed sale (including the proposed purchase price and structure), together with any letter of intent or definitive agreement relating to such proposed sale if executed as of such date, to the extent that the delivery of such letter of intent or definitive agreement to third parties is not prohibited by the terms thereof (collectively, the "THIRD PARTY SALE MATERIALS"). The Offeree Partner shall have a right of first refusal in respect of such proposed sale, exercisable by delivery of a written notice to the Selling Partner within 10 days after receipt by the Offeree Partner of the Third Party Sale Materials. The Offeree Partner's notice shall set forth an irrevocable commitment by the Offeree Partner to purchase the Percentage Interest of the Selling Partner on the terms and conditions set forth in the Third Party Sale Materials and in Section 4.05. The closing of the sale of the Selling Partner's Interest to the Offeree Partner pursuant to this Section 4.02(e) shall take place within 30 days after the delivery of such notice by the Offeree Partner, subject to extension for up to an additional 208 days from the HSR

Filing Date if required to satisfy the condition set forth in Section 4.05(a)(i). If at the end of such 208-day period, such condition still remains unsatisfied, the Selling Partner shall have no further obligations to the Offeree Partner under this Section 4.02 for the 24-month period beginning at the end of such 208-day period. If the Offeree Partner fails to deliver such written notice to the Selling Partner within such 10-day period, the Selling Partner shall be free to consummate its proposed sale to the Third Party in accordance with such Third Party Sale Materials and Section 4.02(d).

          (f) If pursuant to Section 4.02(c), the Partners are required to submit a sale price dispute to binding arbitration they shall mutually appoint a Valuation Firm to determine the Fair Market Value of the Percentage Interest of the Selling Partner. If within 10 days after delivery of the first written notice by either Partner of the identity of the Valuation Firm it wishes to designate, the Partners are unable to mutually agree upon a Valuation Firm, as soon as practicable but no later than 30 days thereafter, a Valuation Firm shall be appointed by the AAA, whose determination shall be final and binding upon the Partners. Until a Valuation Firm has been appointed by both Partners or the AAA, as the case may be, the Selling Partner may revise the Selling Partner's Price by written notice to the Offeree Partner (in which case such revised price shall after receipt of notice by the Offeree Partner be deemed the "Selling Partner's Price") and the Offeree Partner may revise the Offeree Partner's Price by written notice to the Selling Partner (in which case such revised price shall after receipt of notice by the Selling Partner be deemed the "Offeree Partner's Price"). Within 10 days after the appointment of the Valuation Firm, the Selling Partner shall submit to such Valuation Firm and the Offeree Partner, the Selling Partner's Price and any supporting information it wishes to include and the Offeree Partner shall submit to the Valuation Firm and the Selling Partner, the Offeree Partner's Price and any supporting information it wishes to include. At any time prior to the making of such submissions to the Valuation Firm, either Partner may abandon the sale process by written notice to the other Partner (in which case, if it is the Offeree Partner that has elected to abandon the process, the Selling Partner may sell its Percentage Interest in accordance with Sections 4.02(d) and (e) (provided that the Offeree Partner shall have no right of first refusal as contemplated by Section 4.02(e) if the Selling Partner is able to sell its Percentage Interest to a Third Party at a price greater than the Selling Partner's Price and the Selling Partner keeps the Offeree Partner reasonably informed as to the progress of the third party sale process), or, if it is the Selling Partner that has elected to abandon the process, it may not again invoke the offer procedure set forth in this Section 4.02 during the 12-month period following delivery of its notice of abandonment). In case the Offeree Partner elects to abandon the sale process, the Selling Partner's Price in effect at the time notice of abandonment is first given shall be the Selling Partner's Price for purposes of the immediately preceding sentence and may not thereafter be revised by the Selling Partner. Once the Partners have made their formal submissions to the Valuation Firm, the Selling Partner shall be obligated to sell, and the Offeree Partner shall be obligated to purchase (subject to satisfying the conditions set forth in Section 4.05), the Selling Partner's Percentage Interest at the Arbitrated Price (as defined below). The Valuation Firm shall, as promptly as practicable, determine the Fair Market Value of the Percentage Interest of the Selling Partner and deliver a report setting forth such determination to each Partner. The closing of the sale of the Selling Partner's Interest to the Offeree Partner pursuant to this Section 4.02(f) shall take place within 30 days after the delivery of the Valuation Firm's report (subject to extension for up to 208 days from the HSR Filing Date if required to satisfy the condition set forth in
Section 4.05(a)(i)). If at the end of such 208-day period, such condition still remains unsatisfied, the Selling Partner shall have no further obligations to the Offeree Partner under this Section 4.02 for the 24-month period beginning at the end of such 208-day period. "ARBITRATED PRICE" means (1) the Selling Partner's Price if it is closer to the Fair Market Value of the Percentage Interest of the Selling Partner as determined by the Valuation Firm, or (2) the Offeree Partner's Price if it is closer to such Fair Market Value.

          4.03. Put Option. At any time after the expiration of the Seasoning Period, if as of such time the Non-Defaulting Partner has not delivered a Default Call Notice pursuant to Section 3.03, either Partner (the "ELECTING PARTNER") may, subject to the following terms and conditions, elect to put its Percentage Interest in the Joint Venture to the other Partner (the "PURCHASING PARTNER") at an aggregate purchase price (the "PUT PRICE") equal to $125 million plus the Electing Partner's Percentage Interest of the Joint Venture's net working capital (excluding work-in-process inventory) all as determined in accordance with GAAP as of the date the Put Notice (as defined below) is issued (the amount of such net working capital being evidenced by a certificate of the Joint Venture's chief accounting officer) which shall be paid by the Purchasing Partner in the following order: first: to the lenders under the Credit Agreement in an amount equal to all amounts payable in respect of the Tranche A Debt (in case the Tioxide Partner is the Electing Partner) or the Tranche B Debt (in the case the Kronos Partner is the Electing Partner) outstanding under the Credit Agreement immediately prior to the closing of such sale (the "PUT CLOSING"); second: to the relevant obligees under all other Debt of the Joint Venture (other than Convertible Loans) in an amount equal to the product of (x) the aggregate principal amount of such Debt outstanding immediately prior to the Put Closing and (y) the Percentage Interest of the Electing Partner immediately prior to the Put Closing; third: to the Purchasing Partner to the extent that it has outstanding Convertible Loans to the Joint Venture in respect of Fixed Operating Costs or Variable Costs owed but not paid by the Electing Partner from the date which is 180 days prior to the date of delivery of the Put Notice (as defined below) to the date of the Put Closing; and fourth: to the Electing Partner in an amount equal to the remaining balance, if any. To exercise this put right, the Electing Partner shall deliver a written notice (the "PUT NOTICE") to the Purchasing Partner setting forth its election and a proposed date for the Put Closing, which date shall in no event be set earlier than 60 or later than 90 days after delivery of the Put Notice. Promptly after delivery of the Put Notice each Partner shall file an HSR Report to report the proposed acquisition by the Purchasing Partner of the Percentage Interest of the Electing Partner (unless that acquisition does not require a filing under the HSR Act). Delivery of a Put Notice shall constitute an irrevocable agreement by the Electing Partner to sell its Percentage Interest to the Purchasing Partner, and shall obligate the Purchasing Partner to purchase such Percentage Interest, at the Put Price and on the other terms and conditions set forth in Section 4.05; provided, however, that the Purchasing Partner shall have no obligation to purchase the Percentage Interest of the Electing Partner pursuant to this Section 4.03 if as a result of a Material Adverse Development (as defined below) (i) the Fair Market Value of such Percentage Interest as of the Put Closing plus the aggregate principal amount (but only in an aggregate amount not to exceed the Put Price) of all Debt of the Joint Venture that is required to be repaid from the proceeds of the Put Price in accordance with the first sentence of this Section 4.03 does not exceed (ii) the Put Price by at least $15 million. The Put Closing shall be postponed for up to 208 days from the HSR Filing Date if, as of the proposed Put Closing date set forth in the Put Notice, the condition set forth in Section 4.05(a)(i) remains unsatisfied. If at the end of such 208-day period, such condition still remains unsatisfied, the Purchasing Partner shall have no further obligation under this Section 4.03 to purchase the Percentage Interest of the Electing Partner as a result of the exercise of the put option set forth in this
Section 4.03; provided, however, the Electing Partner shall retain the right to again exercise such put option no earlier than 24 months after the end of such 208-day period. "MATERIAL ADVERSE DEVELOPMENT" means a material adverse development affecting the financial condition, business, assets or results of operations of the Joint Venture that has occurred since the Closing Date other than an adverse development affecting the TiO2 industry generally.

          4.04. Minority Call Option. (a) If, at any time after the Closing Date, the Percentage Interest of either Partner equals or exceeds 85%, such Partner (the "MAJORITY PARTNER") shall have the option to purchase the Percentage Interest of the other Partner (the "MINORITY PARTNER") at the Fair Market Value of such Percentage Interest determined as of the date of delivery of the Call Notice (as defined below) and on the other terms and conditions set forth below. If the Majority Partner desires to exercise its call option, it shall deliver a written notice (the "CALL NOTICE") to the Minority Partner setting forth its election. Promptly after delivery of the Call Notice each Partner shall file an HSR Report to report the proposed acquisition by the Majority Partner of the Percentage Interest of the Minority Partner (unless that acquisition does not require a filing under the HSR Act). Delivery of a Call Notice shall constitute an irrevocable agreement by the Majority Partner to purchase the Percentage Interest of the Minority Partner, and shall obligate the Minority Partner to sell such Percentage Interest, at the Fair Market Value of such Percentage Interest determined in accordance with Section 4.04(b) and on the other terms and conditions set forth in Section 4.04(c) and Section 4.05.

          (b)  Within 30 days of the delivery of a Call Notice pursuant to
Section 4.04(a), the Partners shall either mutually agree on the Fair Market Value of the Percentage Interest of the Minority Partner, or, failing agreement, appoint a Valuation Firm to determine such Fair Market Value. If the Partners fail to agree on the selection of a Valuation Firm within such 30-day period, as soon as practicable but no later than 30 days thereafter, a Valuation Firm shall be appointed by the AAA, whose decision shall be final and binding upon the Partners. As soon as practicable after its appointment, the Valuation Firm shall determine the Fair Market Value of the Percentage Interest of the Minority Partner and deliver a report setting forth its determination thereof to each Partner and the Joint Venture.

          (c) The closing of the sale of the Percentage Interest of the Minority Partner (the "MINORITY CALL CLOSING") shall take place no later than 30 days after delivery of the Valuation Firm's report on a date established by the Majority Partner by written notice to the Minority Partner. The Minority Call Closing shall be postponed for up to 208 days from the HSR Filing Date if, as of the scheduled date for the Minority Call Closing, the condition set forth in
Section 4.05(a)(i) remains unsatisfied. If at the end of such 208-day period, such condition still remains unsatisfied, neither Partner shall have any further obligation under this Section 4.04 to consummate such purchase and sale; provided, however, that the Majority Partner shall have the right to once again exercise its call option set forth in this Section 4.04 no earlier than 24 months after the end of such 208-day period. In addition to paying the Minority Partner the Fair Market Value of its Percentage Interest in accordance with this
Section 4.04, the Majority Partner shall reimburse the Minority Partner for the out-of-pocket legal fees reasonably incurred by the Minority Partner during any period in which the Minority Call Closing is postponed beyond its scheduled date at the request of the Majority Partner to satisfy the condition set forth in
Section 4.05(a)(i).

          4.05. Conditions Relating to the Sale of an Interest. (a) The obligation of either Partner to sell its Percentage Interest or to purchase the Percentage Interest of the other Partner pursuant to Section 3.03, 4.02, 4.03 or
4.04 is subject to the satisfaction of the following conditions:

          (i) Any applicable waiting period under the HSR Act relating to such transaction shall have expired or been terminated;

          (ii) (A) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of such transaction and (B) in the case of the transactions described in Sections 3.03, 4.02, 4.03 or 4.04, the purchasing Partner shall not have received any communication from any HSR Authority (which communication shall be confirmed to the selling Partner by such HSR Authority) that causes the purchasing Partner to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the proposed transaction under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction of the type described in Section 4.05(a)(iii) (provided that prior to invoking the condition set forth in clause (B) of this Section 4.05(a)(ii), the purchasing Partner shall first consult with the selling Partner and shall use its reasonable commercial efforts to negotiate a final resolution of all issues raised by the HSR Authority that is acceptable to both Partners);

          (iii) No motion seeking to restrain or enjoin such transaction or seeking to prohibit, alter, prevent or materially delay the consummation thereof shall have been filed by any Person (other than one of the Partners or any of such Partner's Affiliates) before any court, arbitrator or governmental body, agency, official or authority and be pending or still subject to appeal; and

          (iv) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of such transaction shall have been taken or made.

          (b) Each Partner agrees to cooperate with the other Partner and to use its reasonable commercial efforts to take such actions and make such filings as are necessary to satisfy the conditions set forth in Section 4.05(a) (including, without limitation, the filing of HSR Reports and the provision of supplemental information under the HSR Act) in connection with any sale of the Percentage Interest of either Partner pursuant to this Agreement, provided that neither Partner shall be required to agree to any consent decree or order in connection with satisfying any of the conditions set forth in Section 4.05(a)(i) or (ii) that would, (1) impose material limitations on the ability of such Partner to effectively control, operate, or enjoy full rights of ownership with respect to the business, assets or operations of the Joint Venture or any other material business or assets of such Partner or its Affiliates, (2) require the divestiture of any other material business or assets by such Partner or its Affiliates or (3) require the prior approval by any HSR Authority of future acquisitions by such Partner or its Affiliates.

          (c) In connection with any sale made pursuant to this Article IV, the selling Partner shall only be required to make representations and warranties to the purchasing Partner concerning its ownership of its Percent age Interest free and clear of any Lien or other adverse interest (except for Liens created pursuant to the Credit Agreement), its power and authority to consummate the sale, the absence of any motion seeking to enjoin the sale and the absence of any material default under or breach or violation of any applicable agreement or law.

          4.06. Exit Debt Satisfaction. Notwithstanding any other provision of this Agreement, prior to the sale of any Percentage Interest of a Defaulting Partner pursuant to Section 3.03(c) and Section 3.03(e), a Selling Partner pursuant to Section 4.02, an Electing Partner pursuant to Section 4.03 or a Minority Partner pursuant to Section 4.04 (each of the foregoing, an "EXITING PARTNER"): (a) the Joint Venture and the Purchasing Partner shall indemnify and hold the Exiting Partner harmless from and against (i) all Debt, liabilities and obligations relating to or arising from the business, operations or activities of the Joint Venture from and after the date of such sale; and (ii) all executory obligations arising or entered into prior to the date of such sale to the extent not related to periods prior to the date of such sale; and (b) the Joint Venture and the purchasing Partner shall: (1) pay or otherwise provide for satisfaction in full of, or (2) obtain the full and complete release of the Exiting Partner with respect to, all Debt, liabilities and other obligations of the Joint Venture that were taken into account in determining the Fair Market Value of the Percentage Interest that was sold, that were deducted from the Default Call Price or that were paid, in part or in whole, from the proceeds of the Default Call Price or the Put Price, as the case may be, in accordance with the requirements of Section 3.03 and 4.03; provided, however, that the Joint Venture and the purchasing Partner shall pay in full any Debt which Debt by its terms requires such payment upon the sale of the Percentage Interest of the Exiting Partner, and provided further that in the event that the Joint Venture and the purchasing Partner do not fulfill (and are not required by the terms of Debt to fulfill) the requirement in (1) above, but have used their reasonable commercial efforts to fulfill the requirement in (2) above and are unable to do so, the Joint Venture and the purchasing Partner shall indemnify and hold the Exiting Partner harmless, to the reasonable satisfaction of such Exiting Partner, from and against, all Debt, liabilities and other obligations of the Joint Venture that were taken into account in determining the Fair Market Value of the Percentage Interest that was sold, that were deducted from the Default Call Price or that were paid, in part or in whole, from the proceeds of the Default Call Price or the Put Price, as the case may be, in accordance with the requirements of Section 3.03 and 4.03. The indemnification described in the foregoing sentence shall be deemed reasonably satisfactory to the Exiting Partner if (i) in the form of the attached Exhibit 3; and (ii) executed by the

Joint Venture, the purchasing Partner and one or more Affiliates of the purchasing Partner, which Affiliate or Affiliates shall be at least as creditworthy as of the date of such indemnification as was Kronos, in the event that the Tioxide Partner is the Exiting Partner, or Tioxide, in the event that the Kronos Partner is the Exiting Partner, as of the date of this Agreement.

                                   ARTICLE V

                                  TAX MATTERS

          5.01 Partnership For Tax Purposes. The Partners hereby agree that the Joint Venture shall be treated as a partnership for tax purposes under United States federal, state and local income tax laws or other laws, and further agree not to take any position or to make any election, in a tax return or otherwise, inconsistent herewith or with the election described in Section 5.02(a).

          5.02.  Tax Matters.  (a)  Notwithstanding anything to the contrary in
Section 5.01, the Partners shall cause the Joint Venture to make a timely election in accordance with the provisions of Section 761(a) of the Code, Regulations Section 1.761-2 and any relevant state or local law to be excluded from the application of the provisions of subchapter K of the Code. This Agreement is a manifestation of the Partners' intent that the Joint Venture be excluded from the provisions of subchapter K of the Code. The Joint Venture shall make no other tax election or filing without the mutual consent of the Partners.

          (b) Consistent with the election described in Section 5.02(a), the Partners intend that all tax allocations shall be made in a manner consistent with treating the Tioxide Partner as having directly acquired a 50% undivided interest in the Transferred Assets from the Kronos Partner and as if the ongoing operations of the Joint Venture were conducted jointly and directly by the Partners (rather than through the Joint Venture).

          (c) Within 75 days of the close of each Fiscal Year, the General Managers of the Joint Venture shall provide a copy to each Partner of the Joint Venture's financial statements (the "FINANCIAL STATEMENTS") for such Fiscal Year to facilitate each Partner's tax return filing obligations. The Financial Statements shall allocate to each Partner each line item in accordance with
Section 5.02(b) of this Agreement (and as described below). Each

Partner shall have the right to review the books and records of the Joint Venture to confirm the accuracy of the Financial Statements, and, if upon any such review, a Partner reasonably believes the Financial Statements are incorrect in any material respect, such Partner shall promptly notify the Joint Venture and the other Partner of such inaccuracy.

          Allocations on the Financial Statements with respect to the items described in (i)-(iv) below shall be made as so provided below:

          (i) The Tioxide Partner shall be allocated all items of tax depreciation attributable to the 50% portion of the Transferred Assets purchased by the Joint Venture from the Kronos Partner for an amount equal to the sum of the Tioxide Partner's Original Capital Contribution and the proceeds of the Tranche A Debt (the "PURCHASED TRANSFERRED ASSETS"), and the Kronos Partner shall be allocated all items of tax depreciation attributable to the 50% portion of the Transferred Assets contributed to the Joint Venture by the Kronos Partner in exchange for its Percentage Interest in the Joint Venture (the "CONTRIBUTED TRANSFERRED ASSETS"); provided that any Partner receiving an increased Percentage Interest in the Joint Venture pursuant to Article III of this Agreement shall be allocated all items of tax depreciation attributable to the portion of the Property of the Joint Venture deemed purchased by such Partner as a result of such Partner's increased Percentage Interest;

          (ii) The Tioxide Partner shall be allocated all of the interest deductions associated with the Tranche A Debt, and the Kronos Partner shall be allocated all of the interest deductions associated with the Tranche B Debt; provided, however, that notwithstanding the foregoing, a Partner that has assumed Debt of the other Partner pursuant to Section 3.04(f) shall be entitled to all interest deductions associated therewith.

          (iii) With respect to any period, (A) the Tioxide Partner shall be allocated all items of income or deduction associated with all Variable Costs in accordance with its entitlement during such period to the total TiO2 output of the Joint Venture pursuant to the Tioxide Offtake Agreement, and (B) the Kronos Partner shall be allocated all items of income or deduction associated with all Variable Costs in accordance with its entitlement during such period to the total TiO2 output of the Joint Venture pursuant to Kronos Offtake Agreement.

          (iv) With respect to any period, all items of income, gain, loss or deduction associated with all Fixed Operating Costs shall be allocated to each Partner in accordance with its share of Fixed Operating Costs for such period pursuant to its Offtake Agreement, based on its Percentage Inter est.

          (d) Subject to Sections 5.01 and 5.02(a), each of the Tioxide Partner and the Kronos Partner, individually and without consent of or notice to the other Partner, may make any election for U.S. federal income tax purposes or take any tax position associated with (i) the Purchased Transferred Assets, in the case of the Tioxide Partner; (ii) the Contributed Transferred Assets, in the case of the Kronos Partner; and (iii) any portion of the Property of the Joint Venture deemed purchased by either Partner as a result of an increase in such Partner's Percentage Interest pursuant to Article III of this Agreement; provided that each Partner shall prepare its separate tax returns in a manner consistent with the Financial Statements unless such Partner reasonably believes such Financial Statements are incorrect and has so notified the other Partner.

                                  ARTICLE VI

                         DISTRIBUTIONS; CAPITAL CALLS

          6.01. Distributions. (a) All distributions made to either Partner hereunder shall be made equally in respect of its general partnership interest and its limited partnership interest in the Joint Venture.

          (b) The Joint Venture shall make the distribution to the Kronos Partner required by Section 2.03(vi) of the Formation Agreement.

          (c) Other than the initial distribution described in Section 6.01(b) and any special distribution made to a Non-Defaulting Partner pursuant to
Section 3.03(b), the Joint Venture shall make distributions to the Partners in proportion to their Percentage Interests at such times and in such amounts as the Supervisory Committee may determine from time to time in accordance with
Section 7.02(c) (including at such times as the Supervisory Committee determines that the Joint Venture has accumulated cash in excess of its requirements). In connection with any distributions involving a return of any capital contributions, neither Partner shall have the right to receive property other than cash, except as may be specifically provided in this Agreement.

          6.02. Amounts Withheld from Distributions. The Joint Venture shall withhold from distributions to the Partners and pay over to any United States federal, state, local or foreign government any amounts which the Supervisory Committee reasonably determines may be required to be so withheld pursuant to the Code or any provisions of state, local or foreign law. All amounts so withheld with respect to either Partner shall be treated as amounts distributed to such Partner pursuant to this Article VI for all purposes and shall reduce on a dollar-for-dollar basis any amounts otherwise distributable to such Partner.

          6.03. Capital Calls. The Joint Venture may request the Partners to make capital contributions to the Joint Venture at such times and in such amounts as the Supervisory Committee may determine in accordance with Section 7.02(c).

                                  ARTICLE VII

                           THE SUPERVISORY COMMITTEE

          7.01. The Supervisory Committee. (a) Except as otherwise expressly provided in this Agreement, the business and affairs of the Joint Venture shall be managed under the direction of a four member supervisory committee (the "SUPERVISORY COMMITTEE"), an equal number of the members of which (the "SUPERVISORY COMMITTEE MEMBERS") shall be appointed by the Tioxide Partner on the one hand and by the Kronos Partner on the other. Set forth on Schedule 7.01(a) are the names of the four initial Supervisory Committee Members.

          (b) With respect to each Fiscal Year of the Joint Venture, one Supervisory Committee Member shall be appointed Chairman and another Secretary. Set forth on Schedule 7.01(b) are the names of the initial Chairman and Secretary who shall serve until April 15, 1994. With respect to the period commencing April 16, 1994 and ending December 31, 1994, and for each Fiscal Year of the Joint Venture thereafter, the Chairman and the Secretary for such Fiscal Year shall be appointed by the respective Partner which did not appoint such officer the prior period or year.

          (c) Unless granted additional powers by the Supervisory Committee, the Chairman's sole duty as Chairman shall be to chair meetings of the Supervisory Committee and the Secretary's sole duties as Secretary shall be to provide notices of and record the proceedings of Supervisory Committee meetings.

          7.02. Quorum and Manner of Acting. (a) Except as otherwise expressly provided in this Agreement, (i) a majority of the total number of Supervisory Committee Members, including at least one Supervisory Committee Member appointed by the Tioxide Partner and at least one Supervisory Committee Member appointed by the Kronos Partner, shall constitute a quorum for the transaction of business, and (ii) the affirmative vote of at least three Supervisory Committee Members present at a meeting at which a quorum exists, shall be required for the Supervisory Committee to take any action.

          (b) When a meeting is adjourned to another time or place (whether or not a quorum is present), notice shall be given of the time and place of the adjourned meeting. At the adjourned meeting, the Supervisory Committee may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Supervisory Committee, the Supervisory Committee Members present thereat may adjourn the meeting, from time to time, until a quorum shall be present.

          (c) Except for actions specifically permitted or required pursuant to this Agreement (including, without limitation, the implementation by any Requesting Partner of any Permitted Expansion in accordance with Section 3.02 in which the Responding Partner is not participating and the remedies and actions upon the occurrence of any Default taken in accordance with Section 3.03) or pursuant to a resolution, authorization, delegation of authority or other act of the Supervisory Committee, the following actions (in addition to such other actions as are required pursuant to other provisions of this Agreement to be approved by the Supervisory Committee) shall require the approval of the Supervisory Committee in accordance with Section 7.02(a):

          (i) any merger, consolidation, business combination, recapitalization, reconstitution or reorganization involving the Joint Venture, including any change in the form of organization of the Joint Venture from a limited partnership;

       (ii) the adjustment of any Percentage Interest in the Joint Venture other than the adjustment of any Percentage Interest pursuant to Section
     3.02 or 3.03;

      (iii) any distribution (other than as specifically required pursuant to Section 2.03(vi) of the Formation Agreement) or any withdrawal by a Partner of capital from the Joint Venture;

       (iv) the making of additional capital contributions by either Partner (or any capital call by the Joint Venture);

        (v) the approval of each Business Plan of the Joint Venture and any amendments or revisions thereof;

       (vi)    any change in the principal place of business of the Joint
     Venture;

      (vii)    the authorization of any general assignment by the Joint
     Venture for the benefit of creditors or of the institution by the Joint Venture of any proceeding to adjudicate it as bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, dissolution, protection, relief or composition of the Joint Venture or its debts under any existing or future law of any jurisdiction relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for the Joint Venture or for any substantial part of its property;

     (viii) the appointment or removal, with or without cause, of any officer of the Joint Venture (or any individual performing a similar managerial function), except for the General Managers who may be removed only in accordance with Section 9.04;

       (ix) the creation of any sub-committee of the Supervisory Committee (the constitution of which shall be an equal number of Supervisory Committee Members appointed by the Kronos Partner and the Tioxide Partner, respectively, unless otherwise agreed by the Supervisory Committee);

        (x)    any change in the fiscal year of the Joint Venture;

       (xi) the appointment or termination of engagement of the independent auditors for the Joint Venture;

      (xii) any capital expenditure in excess of $25,000 that is not included in or effected in the manner or within the budget provided in the then current Business Plan previously approved by the Supervisory Committee in accordance herewith;

     (xiii) any sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions of assets of the Joint Venture having a fair market value in excess of $100,000 other than (i) sales of TiO2 or reactor discharge in the ordinary course of business pursuant to any Offtake Agreement or (ii) any other disposition of assets made in accordance with the then current Business Plan previously approved by the Supervisory Committee in accordance herewith;

      (xiv) any purchase, lease, exchange or other acquisition, directly or indirectly, in a single transaction or series of related transactions by the Joint Venture of assets (including securities) having a fair market value, at the time of such transaction or series of related transactions, of more than $100,000, other than transactions effected in the manner and within the budget provided in the then current Business Plan previously approved by the Supervisory Committee in accordance herewith;

       (xv) the entry into, amendment or modification of, or supplement to, any contract to which the Joint Venture is a party (including with respect to insurance coverage) or the creation of any other obligation or commitment which creates a liability (contingent or otherwise) of or requires payments by the Joint Venture, in any such case, aggregating in excess of $250,000, other than as provided in the then current Business Plan previously approved by the Supervisory Committee in accordance herewith;

      (xvi) (A) the creation, issuance, assumption, guarantee, incurrence or voluntary prepayment (in whole or in part) by the Joint Venture in any one transaction or series of related transactions of any Debt of the Joint Venture in excess of $100,000 except as required pursuant to the Credit Agreement, (B) the modification, amendment or waiver of any agreement or instrument pursuant to which any such Debt is outstanding or (C) the making of any advance or loan in excess of $100,000;

       (xvii) the creation or incurrence of any Lien on any property or asset of the Joint Venture other than any Lien arising (A) under the Credit Agreement; (B) in the ordinary course of business other than to secure Debt in excess of $100,000; (C) by operation of law and (D) in respect of purchase money security interests created in connection with the purchase of assets contemplated by the then current Business Plan previously approved by the Supervisory Committee in accordance herewith;

      (xviii) the making of any investment in, or the entry into any joint venture or partnership with, any Person except for any investment made pursuant to the then current Business Plan previously approved by the Supervisory Committee in accordance herewith;

        (xix) the sale, issuance, distribution, exchange, purchase or redemption of any securities of the Joint Venture;

         (xx) the filing of any registration statement by the Joint Venture under the Securities Act of 1933, as amended;

        (xxi) the adoption or amendment of any employee compensation, severance, pension, profit sharing, bonus, stock option or other benefit plan or arrangement (except for any such plan or arrangement contemplated by the then current Business Plan previously approved by the Supervisory Committee in accordance herewith) or the execution or amendment of, or supplement to, any collective bargaining or union contract;

       (xxii) to the extent permitted by applicable licenses and agreements, the grant by the Joint Venture of any license, sublicense or similar right in or to the proprietary technology or processes of the Joint Venture except pursuant to the Master Technology Exchange Agreement or any License Agreement to which the Joint Venture is a party;

      (xxiii) any amendment of or waiver on the part of the Joint Venture under any Transaction Agreement to which the Joint Venture is a party;

       (xxiv) except for any transaction contemplated by the Transaction Agreements, any transaction by the Joint Venture with either Partner or any Affiliate of a Partner that is not in the ordinary course of business and on an arm's length basis;

        (xxv) the initiation or settlement by the Joint Venture of claims or litigation in excess of $100,000, other than as provided in Section 7.03(a) or (b) of the Formation Agreement;

       (xxvi) the designation of costs of the Joint Venture pursuant to Sections 1.9 and 1.28 of the Offtake Agreements and the increase or decrease of any Cash Call Amount pursuant to Section 6.3 of the Offtake Agreements; and

      (xxvii)  the reallocation of the output of the Joint Venture pursuant to
     Section 7.02(d) of this Agreement;

          (d) Pursuant to the Offtake Agreements, each Partner will be entitled to obtain its Output Share (as defined therein) of the total monthly output of the Plant. Each Partner acknowledges that various factors may affect the output of the Plant, including, without limitation:

          (i) the particular grade(s) of TiO2 ordered by each Partner, including the amount of finishing work required in connection therewith;

         (ii) the mix of product grades of TiO2 and the number of changes in product grades ordered by each Partner, including the amount of Plant downtime required to effect such changes; and

        (iii) the amount of TiO2 products that do not conform to the product specifications requested by each Partner (collectively, the "PRODUCTION FACTORS").

Accordingly, notwithstanding the entitlement of each Partner pursuant to its respective Offtake Agreement to its Output Share of TiO2 for any given month, the Supervisory Committee shall have the power to modify and shall modify the amount (but not the type) of TiO2 products to be manufactured by the Joint Venture in fulfillment of each Partner's product order for such month and the schedule for the manufacture and delivery of the same, in each case, in light of the Production Factors and such other equitable considerations as the Supervisory Committee deems appropriate in the circumstances. The Supervisory Committee shall cause the Joint Venture promptly to notify each Partner of any reallocation of Output pursuant to this Section 7.02(d).

          (e) If either Partner elects under its Offtake Agreement to take less than its full Output Share of the output of the Joint Venture, the Supervisory Committee shall promptly determine whether to increase the electing Partner's share of the Variable Costs of the Joint Venture in light of any increase in Variable Costs of the Joint Venture resulting from such election. The Supervisory Committee shall make such determination in light of such equitable principles as the Supervisory Committee deems appropriate in the circumstances. If the Supervisory Committee determines that it should reallocate Variable Costs pursuant to this Section 7.02(e), it shall promptly deliver a written notice to each Partner of its determination. The Partner that has elected to take less than its full Output Share shall only be liable for an increased share of the Variable Costs of the Joint Venture incurred after the date of notice to it from the Joint Venture pursuant to the immediately preceding sentence.

          (f) If, with respect to any matter, the Supervisory Committee is unable to reach an agreement to act in the manner required under Section 7.02(a), any Supervisory Committee Member may refer such dispute to a commit tee consisting of the chief executive officers of Kronos and Tioxide or appropriate corporate officers of any successor to either Partner (the "CEO COMMITTEE"). Any such dispute that cannot be resolved by the CEO Committee within 10 days of referral thereto (unless otherwise agreed by the CEO Committee) shall be referred to a special committee consisting of a senior executive officer of a controlling Affiliate of each Partner (the "PARENT COMMITTEE"). Any such dispute that cannot be resolved by the Parent Committee within 30 days of referral thereto, shall be referred to binding arbitration pursuant to Section 14.01.

          7.03. Time and Place of Meetings. Unless otherwise agreed, the Supervisory Committee shall hold its meetings at such time and place as may be determined from time to time by the Supervisory Committee.

          7.04. Regular Meetings. After the place and time of regular meetings of the Supervisory Committee shall have been determined and notice of such schedule shall have been given to each Supervisory Committee Member, regular meetings may be held without further notice being given. The General Managers of the Joint Venture shall deliver to each Supervisory Committee Member, at least 10 days before the meeting date, an agenda, any proposed resolutions and appropriate background information regarding the matters to be acted upon.

          7.05. Special Meetings. Special meetings of the Supervisory Committee may be called upon the written request of any Supervisory Committee Member. Notice of special meetings of the Supervisory Committee shall be given by the Secretary to each Supervisory Committee Member at least three days before the meeting date in such manner as is determined by the Supervisory Committee, and shall include a statement of the purpose or purposes of such special meeting, any proposed resolutions and appropriate background information regarding the matters to be acted upon. A written waiver of any such notice signed by the Supervisory Committee Member entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Supervisory Committee Member at a meeting shall constitute a waiver of notice of such meeting, except when such Supervisory Committee Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise agreed by all of the Supervisory Committee Members present, the business conducted at any special meeting shall be limited to the purpose or purposes set forth in the notice thereof.

          7.06. Action by Consent. Any action required or permitted to be taken at any meeting of the Supervisory Committee or of any sub-committee thereof may be taken without a meeting, if all Supervisory Committee Members or sub-committee members, as the case may be, shall have consented thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Supervisory Committee or sub-committee, as the case may be. Any request for written consent shall be accompanied by appropriate background information regarding the matters to be acted upon.

          7.07. Telephonic Meetings. Members of the Supervisory Committee or any sub-committee thereof may participate in a meeting of the Supervisory Committee, or such sub-committee, as the case may be, by means of conference telephone or similar communications equipment by means of which each person participating in the meeting can hear all others, and such participation in a meeting shall constitute presence in person at the meeting.

          7.08. Resignation. Any Supervisory Committee Member may resign at any time by giving written notice to the Supervisory Committee. The resignation of any Supervisory Committee Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          7.09. Term; Vacancies; Alternates. Each Supervisory Committee Member shall hold office until his successor is appointed, or until his earlier death, resignation or removal. A Supervisory Committee Member may be removed with or without cause, at any time, only by the Partner that appointed such Supervisory Committee Member. Vacancies and newly created memberships resulting from any increase in the authorized number of Supervisory Committee Members shall be filled by the Partner which appointed the departing Supervisory Committee Member or which has the right to appoint a Supervisory Committee Member to the newly created membership. In connection with each appointment or removal of any Supervisory Committee Member, the Partner making such appointment or removal shall give notice thereof to the Joint Venture and the other Partners. Each Partner, by notice to the other Partner from time to time, shall be entitled to designate one alternate for each Supervisory Committee Member appointed by such Partner, who shall in the absence of such Supervisory Committee Member exercise all of the functions thereof. The number of members of the Supervisory Committee shall not be increased except by the prior written action of both Partners.

                                 ARTICLE VIII

                           MANAGEMENT OF OPERATIONS

          8.01. General Managers. (a) Unless otherwise specified by the Supervisory Committee, the day-to-day operations of the Joint Venture shall be managed by two general managers (the "GENERAL MANAGERS") appointed in accordance with Section 9.02(b) and acting under the direction of the Supervisory Committee.

          (b) The General Managers are hereby granted the right, power and authority, acting jointly but not severally, to cause the Joint Venture to do all things which are necessary, proper or advisable to carry on the day-to-day operations of the Joint Venture as contemplated in the then current Business Plan (including all actions required to be taken by the Joint Venture in the case of a Default), including but not limited to the right, power and authority from time to time to cause the Joint Venture to do any or all of the following:

        (i) to borrow money not in excess of the limitations set forth in the then current Business Plan or limitations otherwise established from time to time by the Supervisory Committee;

       (ii) to pay to any Person all amounts that have been duly authorized by the Supervisory Committee and that are due and payable by the Joint Venture to such Person;

      (iii) to employ such agents, employees, managers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Joint Venture, whether or not any such Person is employed by or otherwise associated with any Partner or any of its Affiliates, and to pay reasonable fees, expenses, salaries, wages and other compensation to such Persons; provided that the employment and compensation of the officers of the Joint Venture shall be subject to the approval of the Supervisory Committee as contemplated by Section 7.02(b) and Article IX;

       (iv) to pay any and all fees and to make any and all expenditures not in excess of the limitations set forth in the then current Business Plan or limitations otherwise established from time to time by the Supervisory Committee, which fees and expenditures are necessary or appropriate in connection with the organization of the Joint Venture, the management of the affairs of the Joint Venture, and the carrying out of its obligations and responsibilities under the then current Business Plan and this Agreement;

        (v) to the extent that funds of the Joint Venture are not immediately required for the conduct of the Joint Venture's business, temporarily to deposit the excess funds in a bank account or accounts, or invest such funds in their discretion;

       (vi) to acquire, prosecute, maintain, protect and defend or cause to be protected and defended all patents (including all applications with respect thereto) and all inventions, trade secrets and other proprietary information which may be held by the Joint Venture;

      (vii) to enter into, execute, acknowledge and deliver any and all contracts or other instruments necessary or appropriate to carry on the business of the Joint Venture as set forth in the then Current Business Plan or this Agreement, subject, in the case of any contract or other instrument requiring approval of the Supervisory Committee in accordance with Section 7.02(b), to obtaining any such required approval;

     (viii) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon the Joint Venture or any of its proper ties or assets;

       (ix) to provide each Partner with all documents necessary or desirable to export TiO2 or, to the extent permitted under the Transaction Agreements, any related products outside of the United States of America; and

        (x) to allow on-site storage of TiO2 purchased by the Partners pursuant to the Offtake Agreements, which storage space shall be allocated equitably between the Partners in accordance with their respective Percentage Interests.

          8.02. Business Plan. (a) Attached as Schedule 8.02(a) is the interim budget and business plan of the Joint Venture for the period commencing on the Closing Date and ending on December 31, 1993 (the "INITIAL BUSINESS PLAN").

          (b) With respect to each Fiscal Year following the year ending December 31, 1993, no later than of the preceding year, the General Managers shall submit to the Supervisory Committee for its approval a budget and business plan of the Joint Venture for such Fiscal Year which shall include, inter alia, a cash plan, production goals, an offtake schedule for each Partner by product grade and volume, a fixed and variable costs plan, a raw materials purchasing plan, projected workforce levels, compensation and benefit plans, a capital expenditure and maintenance plan and budget (including the capital expenditure and maintenance costs to be included in Fixed Operating Costs under the Offtake Agreements for such Fiscal Year). No later than the beginning of each Fiscal Year, the Supervisory Committee shall approve the calendarized budget and business plan submitted by the General Managers, with such revisions thereto as the Supervisory Committee shall deem appropriate (as so revised, the "BUSINESS PLAN"). To the extent reasonably within the control of the General Managers, the Joint Venture shall be operated in accordance with the then current Business Plan approved by the Supervisory Committee. If the Supervisory Committee shall fail to approve the Business Plan for the year ending December 31, 1994, the Joint Venture shall be operated in accordance with the Initial Business Plan which shall be annualized to cover a 12-month period. If the Supervisory

Committee shall fail to approve the Business Plan for any subsequent Fiscal Year, the Joint Venture shall be operated in accordance with the Business Plan for the immediately preceding Fiscal Year, with each line item set forth in the budget included in such Business Plan multiplied by one plus the percentage increase, if any (expressed as a decimal), in the annual average All Items, All-Urban United States Consumer Price Index published by the U.S. Department of Labor (or, if such index is no longer published, any similar consumer price index then published by the U.S. Government) for such immediately preceding Fiscal Year.

          8.03. General Managers' Reports. The General Managers shall prepare and distribute to the Supervisory Committee Members a monthly financial report on the business and operations of the Joint Venture, which report shall include, among other things, a balance sheet, profit and loss statement and cash flow statement.

                                  ARTICLE IX

                                   EMPLOYEES

          9.01. Principal Officers. The principal officers of the Joint Venture shall be, in addition to the Chairman, the Secretary and the General Managers, one or more vice presidents (or persons with similar responsibilities). The names of the initial principal officers of the Joint Venture are set forth on Schedule 9.01.

          9.02. Nomination, Confirmation, Term of Office and Remuneration. (a) Except for the Chairman, the Secretary and the General Managers, the principal officers of the Joint Venture shall be appointed by the Supervisory Committee. Except as otherwise provided in Section 9.02(b), each such officer shall hold office until his successor is nominated and confirmed, or until his earlier death, resignation or removal. The remuneration of all principal officers whose compensation is paid by the Joint Venture shall be determined by the Supervisory Committee.

          (b) The General Managers of the Joint Venture shall initially be the individuals identified as such on Schedule 9.01. Each Partner shall appoint and pay the salary and all benefits and other expenses for one General Manager, and such Partner shall have the power in its sole discretion to remove such General Manager, with or without cause. Promptly after any such removal, the Partner that has removed its appointee shall notify the other Partner of such removal and shall designate a successor General Manager, if any.

          9.03. Subordinate Officers. In addition to the principal officers contemplated by Section 9.01, the Joint Venture may have such other subordinate officers as the Supervisory Committee may deem necessary. The Supervisory Committee shall appoint any such officers unless the Supervisory Commit tee shall have delegated to the General Managers or to any other principal officer the power to appoint (and to determine compensation for) and to remove such subordinate officers.

          9.04. Removal. In addition to any power to remove subordinate officers that may be delegated to a principal officer pursuant to Section 9.03, officers other than the General Managers may be removed, with or without cause, at any time, by the Supervisory Committee.

          9.05. Resignations. Any officer may resign at any time by giving written notice to the Supervisory Committee. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          9.06. Powers and Duties. Except as otherwise provided herein, each of the principal officers of the Joint Venture shall have such powers as would be incident to the comparable officer of a Delaware corporation and such other powers and perform such other duties as may from time to time be conferred upon or assigned to such officer by or pursuant to authority delegated by the Supervisory Committee.

          9.07. Tioxide Observers. During the Seasoning Period, the Tioxide Partner shall have the right to send to the Joint Venture at any one time not more than ten employees of the Tioxide Group who shall act as observers for the benefit of the Tioxide Group and shall not interfere with the operations of the Plant. The salaries and benefit expense for such observers shall be paid by the Tioxide Group.

          9.08. Transferred Employees. (a) Except for the Transferred Employees (as defined in the Formation Agreement), the Joint Venture shall not hire any employee of either Partner or its Affiliates unless (i) the employer of such employee gives its prior written consent thereto and (ii) in the reasonable judgment of both General Managers there is a position available to be filled at the Joint Venture and the employee is qualified to discharge the duties of such position. In addition, both General Managers shall determine whether any such employee qualifies as a Free Return Employee. "FREE RETURN EMPLOYEE" means an employee of either Partner or its Affiliates who is hired by the Joint Venture to perform a job that in the reasonable opinion of both General Managers as of the date of hire can be completed by such employee by the end of the Seasoning Period. Except for Free Return Employees and except as may be agreed by the Partners from time to time, neither Partner nor the Affiliates shall hire or rehire a prior employee of the Joint Venture for three (3) years after the employee's termination from the Joint Venture. The Joint Venture shall require each employee of the Joint Venture to sign non-competition and confidentiality agreements in forms to be agreed on by the General Managers. The non-competition agreement shall prohibit the employee from working for either Partner or its Affiliates or any business entity involved in the manufacture of TiO2 for a period of three years from the date of termination of his employment with the Joint Venture; provided, however, that from the earlier of (A) the end of the Seasoning Period and (B) the completion of the job for which he was hired by the Joint Venture, no Free Return Employee shall be restricted from returning to the employ of the Partner or Affiliate for whom he worked prior to his employment by the Joint Venture. Any former employee of either Partner or its Affiliates who does not qualify as a Free Return Employee will be subject to the restrictions relating to return to his former employer set forth in his non-competition agreement.

          (b) All Persons hired by the Joint Venture pursuant to Section 9.08(a) (including all Free Return Employees) shall be employed by the Joint Venture at its expense (including salary and benefits), provided that either Partner or its Affiliates may supplement the compensation or benefits paid by the Joint Venture to any Free Return Employee.

          9.09. Limitations on Hiring. So long as the Tioxide Partner and the Kronos Partner remain partners in the Joint Venture, (i) the Tioxide Partner shall not, and shall not permit any Tioxide Group Member to, knowingly employ or offer employment to any employee of the Kronos Group without the prior written consent of the Kronos Partner and (ii) the Kronos Partner shall not, and shall not permit any Kronos Group Member to, knowingly employ or offer employment to any employee of the Tioxide Group without the prior written consent of the Tioxide Partner.

                                   ARTICLE X

                                  ACCOUNTING

          10.01. Auditors and Financial Statements. (a) The initial independent public accountants of the Joint Venture shall be Coopers & Lybrand. Such accountants shall continue to serve the Joint Venture until their successors shall be appointed by the Supervisory Committee. The independent accountants of the Joint Venture shall audit the annual financial statements of the Joint Venture.

          (b) The Joint Venture shall adopt and follow GAAP; provided that the Supervisory Committee may from time to time adopt changes in the accounting methods and principles followed by the Joint Venture or in the application thereof. The accounting methods and principles referred to in the preceding sentence, as they exist and are applied from time to time, are herein referred to as "JOINT VENTURE ACCOUNTING PRINCIPLES". In addition to preparing financial statements in accordance with Joint Venture Accounting Principles, the Joint Venture shall prepare, at the cost of the requesting Partner, such financial statements as are required by the Partners and their Affiliates, at the times and in the manner reasonably requested by either Partner (including, in the case of the Tioxide Partner, the preparation of financial statements in accordance with accounting principles generally accepted in the United Kingdom). Each Partner and its independent auditors shall be entitled to consult with the Joint Venture's independent public accountants and review their work papers and information made available to them in connection with the preparation and audit of the Joint Venture's financial statements.

          10.02. Fiscal Year. Except for the initial partial fiscal year which shall begin on the Closing Date and end on December 31, 1993, the fiscal year of the Joint Venture (the "FISCAL YEAR") shall begin on January 1 and end on December 31 of each year.

                                  ARTICLE XI

                                INDEMNIFICATION

          11.01. Employee Indemnification. (a) Except in the case of gross negligence or willful misconduct, a Supervisory Committee Member or an officer of the Joint

Venture shall not be liable to the Joint Venture or the Partners for monetary damages for breach of fiduciary duty to the fullest extent permitted by the laws of the State of Delaware for directors of corporations organized under the laws of such State.

          (b)(i) Except in the case of gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Supervisory Committee Member, officer or employee of the Joint Venture or is or was serving at the request of the Joint Venture as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Joint Venture to the fullest extent permitted by the laws of the State of Delaware for directors and officers of corporations organized under the laws of such State. The right to indemnification conferred in this Section shall also include the right to be paid by the Joint Venture the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the laws of the State of Delaware for directors and officers of corporations organized under the laws of such State. The right to indemnification conferred in this Section shall be a contract right.

          (ii) The Joint Venture may, by action of the Supervisory Committee, provide indemnification to such agents of the Joint Venture to such extent and to such effect as the Supervisory Committee shall determine to be appropriate.

          (c) The Joint Venture shall have power to purchase and maintain insurance in such amount as may be determined by the Supervisory Committee on behalf of any person who is or was a Supervisory Committee Member, officer, employee or agent of the Joint Venture, or is or was serving at the request of the Joint Venture as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Joint Venture would have the power to indemnify him against such liability under the laws of the State of Delaware.

          (d) The rights and authority conferred in this Section shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

          (e) Neither the amendment of this Section, nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Section in respect of any acts or omissions occurring prior to such amendment or modification.

          11.02 Partner Indemnification. In addition to and not in lieu of any other indemnification arrangement among the Partners and the Joint Venture pursuant to the Formation Agreement or otherwise, the Joint Venture hereby indemnifies each Partner and agrees to hold such Partner and its officers, directors, employees and agents harmless from any loss, liability, damage, cost or expense (including reasonable fees and expenses of accountants, consultants and engineers, and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred or suffered by any of such Persons resulting from the Joint Venture's negligence or willful misconduct or from product liability or similar claims relating to TiO2 produced by the Joint Venture; provided, however, that the Joint Venture's liability under this
Section 11.02 shall be limited to the amount of insurance proceeds available to the Joint Venture in respect of the matter giving rise to such indemnification obligation.

                                  ARTICLE XII

                           COVENANTS OF THE PARTNERS

          12.01. Nature of Obligations Between Partners. The Partners, acting together through their duly authorized representatives, shall have the authority to act for and assume any obligation on behalf of the Joint Venture. Except as otherwise provided in any Transaction Agreement or by written agreement between the Partners, neither Partner shall have any authority to act for or assume any obligation or responsibility on behalf of the other Partner or the Joint Venture.

          12.02. Confidentiality. (a) Each Partner (the "RECEIVING PARTNER") will hold and will use its best efforts to cause its Affiliates, officers, directors, employees, lenders, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the other Partner (the "PROVIDING PARTNER") and each Affiliate of the Providing Partner furnished to the Receiving Partner or its Affiliates in connection with the transactions contemplated by the Transaction Agreements and the business and operation of the Joint Venture, except to the extent that (i) the Receiving Partner or its Affiliates are permitted to use or transfer such information under the Master Technology Exchange Agreement or any License Agreement or (ii) such information can be shown to have (A) been already known to the Receiving Partner at the time such information was received from the Providing Partner as evidenced by preexisting written records or documents; (B) been available, or to have become generally available to the public as evidenced by written records or documents, through no fault of the Receiving Partner or its Affiliates; or (C) been received by the Receiving Partner from a Person other than the Providing Partner as evidenced by written records or documents, which Person, to the best knowledge of the Receiving Partner, was not bound by a confidentiality agreement with the Providing Partner with respect thereto or was not otherwise prohibited from transmitting such information to the Receiving Partner; provided that the Receiving Partner may disclose any such information to its Affiliates, officers, directors, employ ees, accountants, counsel, consultants, advisors and agents on a need-to-know basis, solely for use in connection with the transactions contemplated by any Transaction Agreement or the business and operation of the Joint Venture, so long as such Persons are informed by the Receiving Partner of the confidential nature of such information and are directed by the Receiving Partner to treat such information confidentially and in accordance with the limitations of this Section 12.02.
The requirements of the previous sentence shall not apply to any Person if such Person is compelled to disclose such information by judicial or administrative subpoena or process or other legal requirements applicable to it; provided that such Person promptly furnishes written notice to the Providing Partner, and otherwise gives the Providing Partner an opportunity to protect all documents and information concerning the Providing Partner, and, in addition, itself takes all reasonable steps, including without limitation seeking protective orders, to protect the secrecy of such documents and information. Each Receiving Partner's obligation to hold information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidenti ality of its own similar information.

      (b) The Joint Venture will hold, and will use its best efforts to cause its officers, directors, employees, lenders, accountants, counsel, consultants, advisors and agents to hold, in confidence, all documents and information (including, without limitation, information relating to marketing activities, pigment product mix, product customers, the location of each Partner's warehouses and receiving areas for the output of the Joint Venture and manufacturing technol ogies and processes) concerning each Partner and its Affiliates; provided that the Joint Venture may disclose such information to its officers, directors, employees, lenders, accountants, counsel, consultants, advisors and agents on a need-to-know basis, solely for use in connection with the transactions contemplated by any Transaction Agreement or the business and operation of the Joint Venture, so long as such Persons are informed by the Joint Venture of the confidential nature of such information and are directed by the Joint Venture to treat such information confidentially and in accordance with the limitations of this Section 12.02. The requirements of the previous sentence shall not apply to any Person if such Person is compelled to disclose such information by judicial or administrative subpoena or process or other legal requirements applicable to it; provided that such Person promptly furnishes written notice to the Partner that such information concerns, and otherwise gives such Partner an opportunity to protect all documents and information concerning such Partner, and, in addition, itself takes all reasonable steps, including without limitation seeking protective orders, to protect the secrecy of such documents and information.

      (c) With respect to documents and information covered by Article III of the Master Technology Exchange Agreement, in the event of any conflict between the Master Technology Exchange Agreement and this Agreement, the Master Technology Exchange Agreement shall govern.

      12.03. Debt. (a) Until the third anniversary of the Closing Date, neither Partner shall create, assume, incur, guarantee, issue or in any manner become liable, contingently or otherwise (collectively, "INCUR") any Debt other than Debt in an aggregate principal amount not to exceed the Permitted Amount in effect on the date of Incurrence (except for Debt Incurred by the Joint Venture, including, without limitation, Debt under the Credit Agreement or pursuant to the Transaction Agreements). "PERMITTED AMOUNT" means (A) from the Closing Date to the second anniversary of the Closing Date, $0 and (B) from the second anniversary of the Closing Date to the third anniversary of the Closing Date, Debt in an aggregate principal amount equal to 83-1/3% of the Borrowing Base of the Borrowing Partner (as defined below) as of the date of Incurrence less the sum of (1) all Tranche A Debt (if the Tioxide Partner is the Borrowing Partner) or all Tranche B Debt (if the Kronos Partner is the Borrowing Partner) and (2) the amount of all other Debt of the Joint Venture outstanding on such date multiplied by the Percentage

Interest of the Borrowing Partner on such date. "BORROWING BASE" means, as of any date, (i) the Percentage Interest of the Borrowing Partner multiplied by the sum of (x) the Fair Market Value of the Joint Venture as of the date of determination, (y) the aggregate principal amount of all Debt of the Joint Venture outstanding on the date of determination and (z) the amount of any other obligation deducted in determining the Fair Market Value plus (ii) the fair market value of all other assets of the Borrowing Partner as of the date of determination.

      (b) Until the third anniversary of the Closing Date, at least ten days prior to Incurring any Debt, the Partner which plans to Incur such Debt (the "BORROWING PARTNER") shall deliver a written notice of its proposed borrowing to the other Partner (the "NON-BORROWING PARTNER"), which notice shall set forth the amount of Debt proposed to be Incurred, the total amount of Debt to be outstanding after giving effect to the proposed Incurrence, and the estimated Borrowing Base of the Borrowing Partner as of the proposed date of Incurrence, together with a calculation showing in reasonable detail whether the proposed Incurrence complies with Section 12.03(a). If the Non-Borrowing Partner disagrees with the determinations set forth in the Borrowing Partner's Notice, the Non-Borrowing Partner shall, within five days after the receipt of such notice, deliver a written notice of disagreement to the Borrowing Partner. Any notice of disagreement by the Non-Borrowing Partner shall describe in reasonable detail the basis for such disagreement. If the Non-Borrowing Partner fails to deliver a notice of disagreement within such five-day period, the Borrowing Partner shall be free to Incur the Debt described in its notice of borrowing.
If the Non-Borrowing Partner delivers a notice of disagreement within such five-day period and the Borrowing Partner refuses to withdraw its proposal to Incur Debt, the Partners shall submit their dispute to arbitration pursuant to Section
14.01. If the Borrowing Partner's proposed Incurrence is ultimately determined to be in compliance with the restriction set forth in Section 12.03(a), the Non-Borrowing Partner shall compensate the Borrowing Partner for any loss, damage or expense suffered by the Borrowing Partner as a result of the Non-Borrowing Partner's objection.

      12.04. Negative Pledge. Until the third anniversary of the Closing Date, neither Partner will create, assume or suffer to exist any Lien on its limited or general partnership interest in the Joint Venture except for Liens securing obligations under, or under guarantees of, the Credit Agreement. Subsequent to the third anniversary of the Closing Date, either Partner may create, assume or suffer to exist any Lien on its interest except as prohibited by the lenders under the Credit Agreement. Neither Partner will, at any time, assign or pledge any or all of its rights, including, without limitation, any right to receive TiO2, under its Offtake Agreement.

      12.05.  Consolidations, Mergers and Sales of Assets.  Neither Partner will
(i) consolidate or merge with or into any other Person, (ii) liquidate or (iii) except as specifically permitted in accordance with Article III or IV of this Agreement, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets.

      12.06. Restriction on Other Businesses. Neither Partner will engage in any business activities other than (i) the ownership of an interest in the Joint Venture, (ii) the transactions contemplated by the Transaction Agree ments, and
(iii) the manufacture, purchase or sale of TiO2 and related products and activities ancillary thereto. Neither the Joint Venture nor either Partner shall have any right by virtue of this Agreement in or to any income or profits derived from the business activities of the other Partner permitted by the first sentence of this Section 12.06.


                                 ARTICLE XIII

                          TERMINATION AND LIQUIDATION


      13.01. Term. The Joint Venture shall continue in existence until dissolved pursuant to Section 13.02.

      13.02. Liquidating Event. The Joint Venture shall dissolve and commence winding up and liquidating only upon the earlier to occur of (a) mutual agreement of the Partners to dissolve, wind up and liquidate the Joint Venture; and (b) subject to Section 13.04, an event of withdrawal of either general partner (within the meaning of the Partnership Act) unless at the time there is at least one other general partner of the Joint Venture and such general partner shall agree to continue the business of the Joint Venture. Any such remaining general partner is hereby authorized to continue the business of the Joint Venture.

      13.03. Resignation and Withdrawal. Each Partner covenants and agrees that it will not withdraw or resign from the Joint Venture prior to its termination, except in connection with a permitted transfer of its entire Percentage Interest in the Joint Venture.

      13.04. Bankruptcy. The bankruptcy or insolvency of either Partner, or the occurrence with respect to either Partner of any event or circumstance referenced in Section 17-402(a)(4) or 17-402(a)(5) of the Partnership Act, shall not cause such Person to cease to be a general or limited partner of the Joint Venture. Therefore, such event will not constitute an event of with drawal of a general partner (within the meaning of the Partnership Act) and will not cause the dissolution of the Joint Venture.

      13.05.  Winding Up.  Upon the agreement of the Partners pursuant to
Section 13.02 to dissolve, wind up and liquidate the Joint Venture, the Joint Venture shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and neither Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Joint Venture's business and affairs, provided that all covenants con tained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Partners until such time as the Property or the proceeds from the sale thereof have been distributed pursuant to this Section and the Joint Venture has terminated. The Partner designated by mutual agreement of the Partners (the "LIQUIDATOR") shall be responsible for overseeing the winding up and dissolution of the Joint Venture. The Liquida tor shall take full account of the Joint Venture's liabilities and Property and shall cause the Property or the proceeds from the sale thereof to the extent sufficient therefor, to be applied and distributed to the maximum extent permitted by law, in the following order:

      (a) first, to the payment and discharge of all of the Joint Ven ture's debts and liabilities; and

      (b) second, to the Partners in accordance with their respective Percentage Interests at such time, without distinction between their general partnership interests and limited partnership interests.

      13.06. Discretion of the Liquidator. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article may be:

      (a) distributed to a trust established for the benefit of the Partners for the purposes of liquidating

   Property, collecting amounts owed to the Joint Venture, and paying any contingent or unforeseen liabilities or obligations of the Joint Venture or of the Partners arising out of or in connection with the Joint Venture; the assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator in the same proportions as the amount distributed to such trust by the Joint Venture would otherwise have been distributed to the Partners pursuant to this Agreement; or

      (b) withheld to provide a reasonable reserve for Joint Venture liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Joint Venture, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

      13.07. Rights of Partners. Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Joint Venture for the return of its capital contribution and shall have no right or power to demand or receive property other than cash from the Joint Venture.

                                  ARTICLE XIV

                              DISPUTE RESOLUTION


      14.01. Arbitration. (a) All disputes arising out of this Agreement and the Offtake Agreements that cannot be resolved by the Joint Venture, the Partners and their Affiliates pursuant to the procedures and within the time limits set forth in Section 7.02(f) shall be submitted for decision and final resolution to arbitration to the exclusion of any courts of law, under the rules of the AAA.

      (b) The arbitration tribunal shall be composed of three disinter ested arbitrators, appointed pursuant to the following procedure: the Partner invoking arbitration (the "INVOKING PARTNER") shall give written notice to the other Partner (the "ANSWERING PARTNER") stating the substance of its claim and the name and address of the arbitrator it has chosen, who shall be a citizen of the United States of America. Within 30 days of receipt of such notifica tion, the Answering Partner shall give written notice to the Invoking Partner providing its answer to the claim made, any counterclaim which it wishes to assert in the arbitration, and the name and address of its arbitrator, who shall be a citizen of the United States of America. If the Answering Partner fails to give such notice within 30 days, appointment of the second arbitrator shall be made by the AAA upon request of the Invoking Partner.

      (c) The two arbitrators shall choose a third arbitrator, who shall serve as president of the tribunal thus composed. If the two arbitrators fail to agree upon the choice of a third arbitrator within 20 days after the appointment of the second arbitrator, the third arbitrator will be appointed by the AAA upon the request of the arbitrators or either Partner.

      (d) The arbitration shall take place in New York City unless the Partners otherwise agree. The arbitrators will decide the dispute by majority decision and in accordance with Delaware law. The decision shall be rendered in writing, shall state the reasons on which it is based, and shall bear the signatures of at least two arbitrators. It also shall identify the members of the arbitration tribunal, and the time and place of the award granted. Finally, it will determine the expenses of the arbitration and the Partner which shall be charged therewith or the allocation of the expenses between the Partners in the discretion of the tribunal.

      (e) The arbitration decision shall be rendered as soon as possible after the constitution of the arbitration tribunal. The arbitration decision shall be final and binding upon both Partners and the Partners agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction.

      14.02. Injunctive Relief. Each Partner acknowledges and agrees that in the event either Partner breaches any of its obligations under this Agreement, the other Partner would be irreparably harmed and could not be made whole by monetary damages alone. Both Partners accordingly agree (i) to waive the defense in any action for specific performance that a remedy at law would be adequate, and (ii) that this agreement must be enforced by specific performance or injunctive relief; provided, however that nothing in this Section 14.02 shall be construed to prohibit either Partner from bringing an action for money damages in addition to an action for specific performance or injunctive relief.

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

                                  ARTICLE XV

                                 MISCELLANEOUS


      15.01. Notices. All notices, requests and other communications to either Partner or to the Joint Venture hereunder shall be in writing (includ ing facsimile or similar writing) and shall be given, if to the Tioxide Partner, to:

          Tioxide Americas Inc.
          Suite 115, 901 Warrenville Road
          Lisle, Illinois  60532
          Attention:  Vice President - Administration
                      R. Lachance
          Telecopier:  708-515-1210

          with copies to:

             Tioxide Americas Inc.
             c/o Tioxide Group Limited
             Lincoln House
             137-143 Hammersmith Road
             London, England W14 0QL
             Attention:  Secretary
             Telecopier: 011-44-71-331-7778

             and

             Davis Polk & Wardwell
             450 Lexington Avenue
             New York, New York  10017
             Attention: Peter R. Douglas, Esq.
             Telecopier: 212-450-4800


      if to the Kronos Partner, to:

          Kronos Louisiana, Inc.
          3000 North Sam Houston Parkway East
          Houston, Texas 77032
          Attention: David B. Garten, Esq.
          Telecopier:  713-987-4333

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

          with copies to:

             NL Industries, Inc.
             445 Park Avenue, 15th Floor
             New York, New York 10022
             Attention: Susan E. Alderton,
                        Vice President
             Telecopier: 212-421-7209

             and

             On or before October 22, 1993:

             Kirkland & Ellis
             1999 Broadway, Suite 4000
             Denver, Colorado 80202
             Attention:  James L. Palenchar, Esq.
             Telecopier:  303-291-3300

             After October 22, 1993:

             Bartlit Beck Herman Palenchar & Scott
             511 Sixteenth Street, Suite 700
             Denver, Colorado  80202
             Attention: James L. Palenchar, Esq.
             Telephone: (303) 592-3100
             Telecopy:  (303) 592-3140

      if to the Joint Venture, to:

             Louisiana Pigment Company, L.P.
             P.O. Box 70
             Westlake, LA  70669-2070
             Attention:  The General Managers
             Telecopier:


or to such other address or telecopier number as such Partner or the Joint Venture may hereafter specify for the purpose of notices hereunder. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the telecopier number specified in this Section and transmission of the appropriate number of pages is confirmed or (ii) if given by any other means, when delivered at the address specified in this Section. A copy of each communication sent by telecopier to any party shall also be sent to such party by registered mail, but notice hereunder shall be effective upon telecopier transmission in the manner specified above.

      15.02. Survival. The agreements contained herein shall survive the Closing but shall not survive the termination of this Agreement except as otherwise specifically provided for herein.

      15.03.  Amendments; No Waivers.  (a)  Except as otherwise provided in
Section 11.01(e), any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Partner or in the case of a waiver, by the Partner against whom the waiver is to be effective.

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

      (b) No failure or delay by either Partner in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      15.04. Expenses. Except as otherwise contemplated herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Partner incurring such cost or expense, and this obligation shall survive the termination of this Agreement. Any organization fees within the meaning of
Section 709 of the Code incurred by a Partner on behalf of the Joint Venture shall be treated as a contribution to the Joint Venture, and any loss, deduction or similar item attributable to such fees shall be specially allocated to such Partner.

      15.05. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective permitted successors and assignees in accordance with Article IV. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement except to the extent expressly provided in
Article IV. If this Agreement is assigned by either party, such party shall also assign all of its rights and obligations under its Offtake Agreement. This Agreement is for the sole benefit of the Partners and nothing herein expressed or implied shall give or be construed to give any Person other than the Partners, any legal or equitable rights hereunder.

      (b) Any permitted successor or assignee of any partner in the Joint Venture shall be required to execute an agreement by which such successor or assignee agrees to be bound by all terms and conditions of this Agreement. Any assignee of the Partnership Interest of either Partner shall also enter into an agreement with the Joint Venture as of the date of such assignment which agreement shall be substantially similar to the Offtake Agreements.

      (c) Each of the parties hereto shall consent to the assignment of the rights and obligations of the Partners under this Agreement (i) to Citibank, N.A., as Agent under the Credit Agreement, in a foreclosure pursuant to the Collateral Documents (as defined in the Credit Agreement) or to any other assignee of substantially all of the assets of the Joint Venture or to any assignee of the Partnership Interest of either Partner, in either case in a sale

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pursuant to Collateral Documents; provided that such assignee shall agree expressly in writing to be bound by terms and conditions of this Agreement from and after the effective date of such assignment and (ii) to any subse quent direct or indirect assignee of such assignee of all or substantially all the assets of the Joint Venture or the Partnership Interest of either Partner; provided that such assignee shall expressly agree in writing as aforesaid and, if any such assignment(s) shall occur, references to the Joint Venture or such Partner, as the case may be, in provisions of this Agreement which survive sale pursuant to Collateral Documents shall refer to such assignee except as otherwise specifically provided in this Agreement.

      15.06. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

      15.07. Governing Law; Entire Agreement. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE. The choice of law and forum provisions of this Agreement have been negotiated in good faith and agreed upon by the parties hereto. Each party by its execution of this Agreement expressly agrees to the fullest extent permitted by law not to challenge the choice of law or forum provisions contained in this Agreement.

      (b) This Agreement and the other Transaction Agreements embody the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto.

      15.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each Partner shall have received a counterpart hereof signed by the other Partner.

      15.09. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unen forceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      15.10. Further Assurances. The Partners will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    TIOXIDE AMERICAS INC., in its
                                       capacity as a General Partner
                                       and a Limited Partner

                                     By: /s/ DAVID BUSBY
                                          Name: David Busby
                                          Title: Vice President

                                    KRONOS LOUISIANA, INC., in its
                                       capacity as a General Partner
                                       and a Limited Partner

                                     By: /s/ SUSAN E. ALDERTON
                                          Name: Susan E. Alderton
                                          Title: Vice President

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